As filed with the Securities and Exchange Commission on June 1, 2005

                                                     Registration No. 333-124727
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 --------------

                                 OMI CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

THE REPUBLIC OF THE MARSHALL ISLANDS                   52-2098714
    (STATE OR OTHER JURISDICTION             (I.R.S. EMPLOYER IDENTIFICATION
 OF INCORPORATION OR ORGANIZATION)                        NO.)

                                ONE STATION PLACE
                               STAMFORD, CT 06902
                                 (203) 602-6700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    -----------------------------------------

                            FREDRIC S. LONDON, ESQ.,
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                 OMI CORPORATION
                                ONE STATION PLACE
                               STAMFORD, CT 06902
                                 (203) 602-6700
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                   -------------------------------------------

        THE COMMISSION IS REQUESTED TO MAIL SIGNED COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

     FREDRIC S. LONDON, ESQ.                 ROBERT L. CLARE III, ESQ.
        OMI CORPORATION                        COUDERT BROTHERS LLP
       ONE STATION PLACE                   1114 AVENUE OF THE AMERICAS
       STAMFORD, CT 06902                    NEW YORK, NEW YORK 10036
         (203) 602-6700                           (212) 626-4400

                   -------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                   -------------------------------------------

Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement is a combined prospectus and relates to this registration statement and the notes registration statement (Registration No. 333-121600), pursuant to which the notes with an aggregate principal amount of $250,000,000 were registered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AND OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    Subject to completion, dated June 1, 2005


     PROSPECTUS
                                  $250,000,000
[OMI LOGO OMITTED]              OMI CORPORATION

                    2.875% Convertible Senior Notes due 2024
               Common Stock Issuable upon Conversion of the Notes

                              -------------------

     On December 7, 2004, we issued and sold $250,000,000 aggregate principal amount of our 2.875% Convertible Senior Notes due 2024. The notes are senior unsecured obligations of OMI Corporation and rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness. OMI Corporation is a holding company and the notes are not guaranteed by any of OMI Corporation's subsidiaries nor entitled to the benefit of any security interest in any assets of OMI Corporation or its subsidiaries and, accordingly, the notes are structurally subordinated to all existing and any future indebtedness and other liabilities of OMI Corporation's subsidiaries, including guarantees and obligations to general trade creditors. This prospectus may be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the offering.

     The notes bear interest at the rate of 2.875% per annum. Interest on the notes is payable on June 1 and December 1 of each year, beginning June 1, 2005. The notes will mature on December 1, 2024.

     Each $1,000 principal amount of the notes will be convertible at the securityholder's option into 32.5355 shares of our common stock, par value $0.50 per share (subject to adjustment as described in this prospectus), prior to stated maturity only under the following circumstances:

     o during any fiscal quarter commencing after December 31, 2004, if the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price (as defined in this prospectus) on that 30th trading day; or

     o subject to certain exceptions, during the five business-day period after any five consecutive trading-day period (the "measurement period") in which the trading price per note for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect; or

     o    if we have called the note for redemption; or

     o upon the occurrence of certain specified corporate transactions described in this prospectus.

     Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our conversion obligation, and common stock or cash in respect of the remainder, if any, of our conversion obligation. If certain corporate transactions occur at any time after the date of issuance of the notes, we will increase the conversion rate by a number of additional shares of common stock as described in this prospectus.

     The conversion rate of 32.5355 shares of our common stock per $1,000 principal amount of notes is equivalent to an initial conversion price of approximately $30.74 per share of common stock. Shares of our common stock are traded on the New York Stock Exchange under the symbol "OMM."

     We may redeem some or all of the notes for cash on or after December 1, 2011. Securityholders may require us to repurchase for cash all or a portion of their notes on December 1, 2011, December 1, 2014 and December 1, 2019 or, subject to specified exceptions, upon a designated event (as defined in this prospectus) at a purchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, and accrued and unpaid liquidated damages, if any.

     We do not presently intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated quotation system.

     The notes are designated for inclusion in the Private Offerings, Resales and Trading Through Automated Linkages Market ("The PORTAL(R) Market") of the National Association of Securities Dealers, Inc.


     Shares of our common stock are traded on the New York Stock Exchange under the symbol "OMM." The last reported sale price of our common stock on May 27, 2005 was $19.40 per share.


                              -------------------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                              -------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                     The date of this prospectus is        .

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS ....................................................    2
WHERE YOU CAN FIND MORE INFORMATION ......................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................    2
FORWARD-LOOKING STATEMENTS ...............................................    4
SUMMARY ..................................................................    5
RISK FACTORS .............................................................   12
RATIO OF EARNINGS TO FIXED CHARGES .......................................   24
USE OF PROCEEDS ..........................................................   24
PRICE RANGE OF COMMON STOCK ..............................................   24
DESCRIPTION OF OTHER INDEBTEDNESS ........................................   25
DESCRIPTION OF NOTES .....................................................   27
DESCRIPTION OF CAPITAL STOCK .............................................   49
SELLING SECURITYHOLDERS ..................................................   51
TAX CONSIDERATIONS .......................................................   56
PLAN OF DISTRIBUTION .....................................................   65
LEGAL MATTERS ............................................................   68
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ............................   68
GLOSSARY OF SHIPPING TERMS ...............................................   69

                                   ---------

                              ABOUT THIS PROSPECTUS



     This prospectus is part of a resale registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this prospectus, as it may be amended or supplemented from time to time, the selling securityholders may sell some or all of the securities described in this prospectus in one or more transactions from time to time.

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information we file with the Securities and Exchange Commission and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information. The securities covered by this prospectus are not offered in any jurisdiction where offers to sell, or solicitations of offers to purchase, such securities are unlawful.

     Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to OMI Corporation and all of its subsidiaries, and "OMI Corporation" refers only to OMI Corporation and not to its subsidiaries.

     Throughout this prospectus, all of the averages referring to vessel age are weighted averages based on dead weight tons ("dwt"). Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

     For other terms specific to the shipping industry please see "Glossary of Shipping Terms."


                       WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     We are incorporating by reference certain information into this prospectus. This means that we are disclosing important information to you by referring you to other documents filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus incorporates by reference the following documents or portions of documents listed below that we have previously filed with the
Commission:

     o Our annual report on Form 10-K for the fiscal year ended December 31, 2004;


     o Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005;

     o Our current 2005 reports on Form 8-K filed on June 1, May 12, April 19, April 13, March 23, February 14 and February 1;

     o Our Proxy Statement for the annual meeting of stockholders held on May 19, 2005; and


     o The description of our common stock contained in our registration statements on Form 8-A, filed May 15, 1998, as amended on June 17, 1998 and the description of the Rights currently traded with the common stock contained in the Company's registration statement on Form 8-A, filed December 14, 1998, including any subsequent amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference additional documents that we file with the SEC under Section 13(a), 13(c) or 14 of the Exchange act after the date of this prospectus and prior to the termination of this offering. We also incorporate by reference such additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports on Form 8-K containing only information furnished under
Item 2.02 or Item 7.01 of Form 8-K, unless such report specifically provides for such incorporation), proxy statements, and any amendments to the above documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorpotated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The following information contained in documents described above is not incorporated herein by reference: (i) information furnished under and exhibits relating to Items 9 and 12 of our Current Reports on Form 8-K filed prior to August 23, 2004 and information furnished under and exhibits relating to Items
7.01 and 2.02 of our Current Reports on Form 8-K filed on or after August 23, 2004 (unless such report specifically provides for such incorporation), (ii) certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and (iii) any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section (except the information in Part I of our Quarterly Reports on Form 10-Q).

     Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                             Fredric S. London, Esq.
      Senior Vice President, General Counsel and Secretary, OMI Corporation
                                One Station Place
                           Stamford, Connecticut 06902
                               Tel: (203) 602-6700

                           FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as "may," "assume," "forecast," "predict," "strategy," "believe," "estimate," "project," "intend," "expect," "plan," "anticipate," "budget," "potential," or "continue," and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to us and when they may be chartered by our customers; estimates of when vessels may be contracted for sale and delivered to buyers; changes in the marketing or pooling arrangements in which we participate; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; greater than anticipated levels of new building orders, statements as to the projected development of our strategy and how we may act to implement our strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefor; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their effect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; and statements regarding financial hedges and their effects.

     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing. For a more detailed discussion of some of these risks, see "Risk Factors."

     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

                                     SUMMARY



     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS SUMMARY IS INCLUDED FOR CONVENIENCE ONLY AND MAY NOT INCLUDE ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS," THE FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND THE NOTES TO THOSE FINANCIAL STATEMENTS.

OUR COMPANY

     We are a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 42 vessels is one of the youngest in the world, with an average age of approximately 3.6 years compared to an industry average age as of March 31, 2005, of 9.3 years. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     To serve our customers with high-quality, modern vessels, we embarked on a fleet renewal program beginning in 1998 that has substantially reduced the age of our fleet, while at the same time expanding the fleet and concentrating our vessels into two core categories: Suezmax tankers and petroleum product carriers. As a result of our renewal program, our fleet now comprises 27 product carriers, which primarily transport refined petroleum products from refinery locations to consuming locations, and 15 Suezmax tankers (approximately 160,000 dwt each), which transport oil from production and storage locations to refinery locations. Our product carriers are smaller to mid-size tankers, namely, handysizes (25,000-40,000 dwt), handymaxes (40,000-50,000 dwt) and Panamaxes (50,000-80,000 dwt).

     We have been successful in implementing a balanced chartering strategy that has allowed us to generate stable cash flow while retaining significant profit generating capabilities in a strong charter rate environment. In 2004, we generated approximately $131 million of TCE revenue from time charters on our product carriers and two of our crude carriers. Revenue from time charters in 2005 is expected to be $119 million, even if none of our expiring time charters are renewed. For the year ended December 31, 2004, TCE revenue from time charters covered in excess of 100% of the following fixed expenses: company-wide general and administrative expense, total interest expense and vessel expenses (excluding charter hire expense). Approximately 77% of our tonnage operates in the spot market, which allows us to generate increased cash flow in a strong charter rate environment.

     For 2004, we enjoyed high levels of TCE revenue and net income as we benefited from favorable tanker markets which resulted in high spot rates. During this period, TCE revenue was $483.6 million and net income was $245.7 million.

OUR STRATEGY

     Our strategy includes the following initiatives:

     BALANCED CHARTERING IN SPOT AND TIME CHARTER MARKETS

     We actively manage the balance between our spot and time charter contracts to maintain cash flow stability without losing our ability to participate in strong spot markets. Our general objective is for our TCE revenue from time charters to cover the following fixed expenses: company-wide general and administrative expense, total interest expense and vessel expenses (excluding charter hire expense). Our balanced chartering strategy has allowed us to be profitable during periods when industry conditions were generally weak. At the same time, approximately 77% of our tonnage, including all of our Suezmax tankers, operate in the spot market (beginning in June 2005, two Suezmax tankers will be on time charter), allowing us to capitalize from a strong voyage charter rate environment, which we did during the strong market conditions of 2003 and 2004.

     CONCENTRATION IN TWO VESSEL CATEGORIES

     We have chosen to concentrate our fleet in two categories: Suezmax tankers, because they offer size advantages over aframax tankers and geographic flexibility relative to VLCCs, and product carriers because new refineries are not generally being built near the areas of greatest demand for petroleum products. The large scale of our product carrier and Suezmax fleets relative to many of our competitors enables us to realize economies of scale and increase vessel utilization, and concentrated fleets allows us to more efficiently spread overhead costs, including costs associated with our customers inspecting and approving, or "vetting," our vessels and complying with environmental and other regulations.

     ENTER INTO STRATEGIC ALLIANCES

     Working with other vessel operators provides us with superior market information, scheduling efficiencies, reduced ballast voyages and access to expertise, and results in higher earnings for our vessels. We will continue to investigate cooperative arrangements with other vessel operators.

OUR COMPETITIVE STRENGTHS

     We have a number of competitive strengths that help us maintain a leading industry position, improve our financial performance and implement our strategies. These strengths include:

     ONE OF THE INDUSTRY'S YOUNGEST AND LARGEST DOUBLE HULLED FLEETS

     As of March 31, 2005, our Suezmax fleet had an average age of approximately
4.0 years, compared to an industry average of approximately 8.6 years and our product carrier fleet had an average age of approximately 2.7 years compared to an industry average of 10.9 years. Young vessels are generally less costly to operate and maintain, spend less time off-hire and are more fuel efficient.

     All of our vessels are double hulled vessels, with 10 additional double hulled vessels on order (including two Suezmaxes which are being time chartered by us). Double hulled vessels provide increased protection against environmental risks, are not affected by the regulated phase-out of single hulled vessels and are in greater demand from our customers given their additional safety. The advantages of double hulled vessels are particularly important to customers entering into time charters.

     SIGNIFICANT CONTRACTED REVENUE

     Nineteen of our vessels are operating under time charters with some of the world's largest oil companies, oil traders or other owners. TCE revenue from time charters for the year ended December 31, 2004, was approximately $131 million. We expect time charter revenue for 2005 to be approximately $119 million. Most of our time charters have original terms of two to five years. The revenue we generate from our time charter contracts enables us to achieve more stable cash flow than we would if we operated only in the spot market.

     CONTROLLED COST OPERATIONS

     We have structured our operations to control costs while continuing to maintain our high operating standards. Our crewing and much of our technical operations, or vessel running operations, are operated from India, which provides a lower cost of service than would be the case if they were being performed in North America or Europe. At the same time, our modern fleet allows us to operate with relatively low maintenance costs, and our vessel concentration affords us economies of scale in crew training, supplies and technical expertise. As a result, we believe that our vessel costs are relatively low compared to the costs of our competitors.

     EXPERIENCE AND REPUTATION IN THE INDUSTRY

     Our senior management team has an average of over 20 years of experience in the shipping industry and our chief executive officer has over 33 years of industry experience. We believe that we have an excellent reputation in the industry for customer service and quality vessel operation. We believe that our reputation, knowledge of the industry and high-quality operations will continue to provide us with chartering opportunities.

CORPORATE INFORMATION

     We are incorporated in the Republic of the Marshall Islands, have our principal administrative office at One Station Place, Stamford, Connecticut and are listed on the New York Stock Exchange under the symbol "OMM." We separated from our former parent entity in 1998 in a transaction designed to create a shipping company with only internationally flagged vessels. Our predecessor entities, however, date back to 1960.


                                  THE OFFERING



Issuer ........................................  OMI Corporation.

Selling Securityholders .......................  The securities to be offered and sold using this prospectus
                                                 will be offered and sold by the
                                                 selling securityholders. See
                                                 "Selling Securityholders."

Securities ....................................  Offered $250 million aggregate principal amount of 2.875%
                                                 Convertible Senior Notes due
                                                 2024 and shares of our common
                                                 stock issuable upon conversion
                                                 of the notes.

Maturity Date .................................  December 1, 2024.

Interest ......................................  2.875% per annum, payable on each June 1 and December 1,
                                                 beginning on June 1, 2005.

Use of Proceeds ...............................  We will not receive any proceeds from the sale by any
                                                 selling securityholder of the
                                                 notes or shares of common stock
                                                 issued upon conversion of the
                                                 notes.

Ranking .......................................  The notes are senior unsecured obligations of OMI Corporation
                                                 and rank equally in right of
                                                 payment with all existing and
                                                 future unsecured and
                                                 unsubordinated indebtedness of
                                                 OMI Corporation.

                                                 OMI Corporation is a holding
                                                 company and the notes are not
                                                 guaranteed by any of OMI
                                                 Corporation's subsidiaries nor
                                                 entitled to the benefit of any
                                                 security interest in any assets
                                                 of OMI Corporation or its
                                                 subsidiaries and, accordingly,
                                                 the notes are structurally
                                                 subordinated to all existing
                                                 and any future indebtedness and
                                                 other liabilities of OMI
                                                 Corporation's subsidiaries,
                                                 including guarantees and
                                                 obligations to general trade
                                                 creditors.

                                                 At December 31, 2004, OMI
                                                 Corporation had outstanding
                                                 indebtedness in the aggregate
                                                 principal amount of $940.4
                                                 million and had the ability to
                                                 borrow $457.8 million of
                                                 additional indebtedness under
                                                 existing bank facilities. All
                                                 of this outstanding
                                                 indebtedness and any additional
                                                 indebtedness OMI Corporation
                                                 may incur under its existing
                                                 facilities is (or will be)
                                                 guaranteed by one or more of
                                                 OMI Corporation's subsidiaries
                                                 and all but $450 million of
                                                 such indebtedness (and any such
                                                 additional indebtedness) is (or
                                                 will be) collateralized by all
                                                 of the vessels in OMI
                                                 Corporation's fleet.

                                                 Certain of OMI Corporation's
                                                 existing credit facilities have
                                                 provisions restricting
                                                 payments, among other
                                                 covenants, which could restrict
                                                 its ability to make payments
                                                 required by the notes.

Conversion Rights .............................  You may convert your notes prior to stated maturity only
                                                 under the following
                                                 circumstances:

                                                 o  during any fiscal quarter
                                                    commencing after December
                                                    31, 2004, if the closing
                                                    sale price of our common
                                                    stock for at least 20
                                                    trading days in the 30
                                                    trading-day period ending on
                                                    the last trading day of the
                                                    preceding fiscal quarter is
                                                    more than 130% of the
                                                    conversion price on that
                                                    30th trading day; or

                                                 o  during the five business-day
                                                    period after any five
                                                    consecutive trading-day
                                                    period (the "measurement
                                                    period") in which the
                                                    trading price per note for
                                                    each day of such measurement
                                                    period was less than 98% of
                                                    the product of the closing
                                                    sale price of our common
                                                    stock on such day and the
                                                    conversion rate in effect on
                                                    such day; PROVIDED, HOWEVER,
                                                    you may not convert your
                                                    notes in reliance on this
                                                    provision after December 1,
                                                    2019 if on any trading day
                                                    during the measurement
                                                    period the closing sale
                                                    price of our common stock is
                                                    greater than or equal to the
                                                    conversion price on such day
                                                    but less than or equal to
                                                    130% of the conversion price
                                                    on such day; or

                                                 o  if we have called the notes
                                                    for redemption; or

                                                 o  upon the occurrence of
                                                    specified corporate
                                                    transactions described under
                                                    "Description of
                                                    Notes--Conversion
                                                    Rights--Conversion Upon
                                                    Specified Corporate
                                                    Transactions."

                                                 The conversion rate for each
                                                 $1,000 principal amount of
                                                 notes is 32.5355 shares of our
                                                 common stock. This represents
                                                 an initial conversion price of
                                                 approximately $30.74 per share
                                                 of common stock subject to
                                                 adjustments as set forth in
                                                 "Description of
                                                 Notes--Conversion
                                                 Rights--Conversion Rate
                                                 Adjustments."

                                                 Upon conversion, we will
                                                 deliver cash equal to the
                                                 lesser of the aggregate
                                                 principal amount of the notes
                                                 to be converted and our total
                                                 conversion obligation and, at
                                                 our option, cash or shares of
                                                 our common stock, in respect of
                                                 the remainder, if any, of our
                                                 conversion obligation. See
                                                 "Description of
                                                 Notes--Conversion
                                                 Rights--Payment Upon
                                                 Conversion."

                                                 You will not receive any cash
                                                 payment representing accrued
                                                 and unpaid interest, if any, on
                                                 any notes, that are tendered
                                                 for conversion. Instead, any
                                                 such amounts will be deemed
                                                 paid by cash and the common
                                                 stock, if any, received by you
                                                 on conversion. You will,
                                                 however, receive accrued and
                                                 unpaid liquidated damages to
                                                 the conversion date.

                                                 If you elect to convert your
                                                 notes in connection with
                                                 certain corporate transactions
                                                 that occur at any time after
                                                 the date of issuance of the
                                                 notes, we will increase the
                                                 conversion rate by a number of
                                                 additional shares of common
                                                 stock upon conversion as
                                                 described under "Description of
                                                 Notes--Conversion
                                                 Rights--General."

                                                 We will adjust the conversion
                                                 rate upon the payment of cash
                                                 dividends on our common stock
                                                 in excess of $0.28 per share
                                                 per annum. See "Description of
                                                 Notes--Conversion
                                                 Rights--Conversion Rate
                                                 Adjustments."

                                                 Your ability to convert your
                                                 notes into cash and shares of
                                                 our common stock, if any, may
                                                 be affected by the limitations
                                                 imposed by certain of our
                                                 current credit facilities and
                                                 by any limitations we may have
                                                 in any other credit facilities
                                                 or indebtedness we may incur in
                                                 the future. Under such credit
                                                 facilities, our ability to pay
                                                 any settlement amounts with
                                                 respect to any conversion of
                                                 notes if there is default or an
                                                 event of default under a credit
                                                 facility may be restricted. See
                                                 "Description of Other

                                                 Indebtedness" and "Description
                                                 of Notes--Conversion
                                                 Rights--General."

Optional Redemption ...........................  The notes will be redeemable at our option, in whole or in
                                                 part, at any time on or after
                                                 December 1, 2011 for cash at a
                                                 redemption price equal to the
                                                 principal amount of the notes
                                                 redeemed, plus accrued and
                                                 unpaid interest, if any, and
                                                 accrued and unpaid liquidated
                                                 damages, if any, to the
                                                 redemption date. See
                                                 "Description of Notes--Optional
                                                 Redemption."

Optional Put ..................................  You may require us to repurchase all or a portion of
                                                 your notes on December 1, 2011,
                                                 December 1, 2014 and December
                                                 1, 2019 for cash at a
                                                 repurchase price equal to 100%
                                                 of the principal amount of the
                                                 notes plus accrued and unpaid
                                                 interest, if any, and accrued
                                                 and unpaid liquidated damages,
                                                 if any, to the repurchase date.
                                                 See "Description of
                                                 Notes--Repurchase of Notes at
                                                 the Option of Holders--Optional
                                                 Put."

                                                 Our ability to repurchase the
                                                 notes for cash on a repurchase
                                                 date may be limited by
                                                 restrictions on our ability to
                                                 obtain funds for such
                                                 repurchase through dividends
                                                 from our subsidiaries. See
                                                 "Description of Other
                                                 Indebtedness."

Designated Event Put ..........................  If a designated event (as described under "Description of
                                                 Notes--Repurchase of Notes at
                                                 the Option of
                                                 Holders--Designated Event Put")
                                                 occurs, you may require us to
                                                 repurchase for cash all or part
                                                 of your notes at a designated
                                                 event repurchase price equal to
                                                 100% of the principal amount of
                                                 the notes, plus accrued and
                                                 unpaid interest, if any, and
                                                 liquidated damages, if any, to
                                                 the designated event repurchase
                                                 date. See "Description of
                                                 Notes--Repurchase of Notes at
                                                 the Option of
                                                 Holders--Designated Event Put."

                                                 Our ability to repurchase the
                                                 notes for cash on a repurchase
                                                 date may be limited by
                                                 restrictions on our ability to
                                                 obtain funds for such
                                                 repurchase through dividends
                                                 from our subsidiaries under the
                                                 terms of our then existing
                                                 borrowing agreements. In
                                                 addition, the occurrence of a
                                                 designated event may be an
                                                 event of default under our
                                                 current credit facilities and
                                                 could cause an event of default
                                                 under, or be prohibited or
                                                 limited by terms of, our then
                                                 existing borrowing arrangements
                                                 or require that we make an
                                                 offer to repurchase other
                                                 indebtedness.

Tax Considerations ............................  Prospective investors should review the information
                                                 regarding certain tax
                                                 considerations relating to the
                                                 acquisition, ownership and
                                                 disposition of notes under "Tax
                                                 Considerations," and should
                                                 consult their own tax
                                                 advisors,prior to investing in
                                                 the notes, as to the U.S.
                                                 federal, state and local (as
                                                 well as foreign) tax
                                                 consequences of acquiring,
                                                 owning and disposing of the
                                                 notes.

Absence of a Public Market for the Notes ......  The notes are designated for inclusion in the PORTAL(R)
                                                 Market. Notes sold using this
                                                 prospectus, however, will no
                                                 longer be eligible for trading
                                                 in the PORTAL(R) Market. We do
                                                 not presently intend to list
                                                 the notes on any national
                                                 securities exchange or include
                                                 them in any automated quotation
                                                 system. We cannot assure you
                                                 that an active or liquid market
                                                 will develop for the notes. See
                                                 "Plan of Distribution."

New York Stock Exchange Symbol for ............  Our common stock is traded on
  our Common Stock                               the New York Stock Exchange
                                                 under the symbol "OMM."


                                  RISK FACTORS



     You should carefully consider all of the information contained in this prospectus, before making an investment in the notes. Our financial performance is subject to various risks, including the cyclical nature of the oil shipping industry, the volatility of charter rates and vessel values, and potential liabilities and costs under environmental laws and regulations. You should consider carefully the information set forth in the section of this prospectus entitled "Risk Factors" beginning on page 12.

                                  RISK FACTORS


     You should review and consider carefully the following risks and the other information and factors in this prospectus before deciding to purchase any of the notes.

RISKS RELATED TO THE NOTES AND THE OFFERING

     OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS ON THE NOTES.

     We have a substantial amount of indebtedness, which will require significant interest payments. As of December 31, 2004, after giving effect to the application of the net proceeds of the sale of the notes and assuming no conversion of the notes, we had approximately $940.4 million of indebtedness, excluding unused commitments under our reducing revolving credit facilities. Our debt to our capitalization percentage was approximately 55%. In addition, subject to restrictions in the indenture governing our 7.625% Senior Notes due 2013 (the "7.625% Notes"), our term loans and our reducing revolving credit facilities, we may incur additional indebtedness.

     Our substantial level of indebtedness could have important adverse consequences to us, including the following:

     o our ability to obtain additional financing for working capital, capital expenditures and vessel acquisitions may be impaired;

     o a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of and interest on our indebtedness;

     o our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures;

     o we have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition or regulation;

     o rising interest rates could have a material adverse effect on us since a substantial portion of our indebtedness bears interest at variable rates; and

     o if we are unable to service our debt, our creditors could accelerate our debt and foreclose on our fleet.

     OUR ABILITY TO PAY THE DEBT SERVICE ASSOCIATED WITH OUR INDEBTEDNESS IS SENSITIVE TO CHANGES IN INTEREST RATES.

     As of December 31, 2004, after giving effect to the application of the net proceeds of the sale of the notes, $490.4 million of our indebtedness was subject to floating interest rates. Although we have entered into interest rate swap arrangements and future rate agreements to fix the interest rates on an aggregate basis of $192.2 million of our indebtedness, each 1% increase in interest rates would increase our annual interest expense by $3.0 million. We may not be able to enter into hedging arrangements in time or at acceptable rates to sufficiently offset a material increase in interest rates, and we may not have sufficient funds to pay such increased interest expense.

     THE TERMS OF OUR CREDIT FACILITIES AND THE INDENTURE RELATING TO THE 7.625% NOTES MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO INDUSTRY OR ECONOMIC CHANGES OR TO TAKE CERTAIN ACTIONS.

     Our credit facilities contain, and any future refinancing of our credit facilities likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. Our credit facilities include covenants restricting, among other things, our ability to:

     o    incur additional debt;

     o    pay dividends and make restricted payments;

     o    create liens;

     o    use the proceeds from sales of assets and subsidiary stock;

     o    enter into sale and leaseback transactions;

     o    enter into transactions with affiliates; and

     o transfer all or substantially all of our assets or enter into merger or consolidation transactions.

     The indenture governing the 7.625% Notes contains covenants including, among other things, restrictions on our ability to:

     o    create liens or other encumbrances;

     o    enter into sale and leaseback transactions;

     o sell or otherwise dispose of all or substantially all of our assets, or merge or consolidate with another entity; and

     o    have our subsidiaries incur additional debt.

     Our credit facilities also include financial covenants, including requirements that we maintain:

     o    a minimum amount of borrowing capacity and cash on hand;

     o a maximum ratio of certain funded indebtedness to total capitalization;

     o    a minimum consolidated net worth requirement; and

     o    a minimum interest coverage ratio.

     A failure to comply with the covenants contained in our credit facilities, the indenture governing the 7.625% Notes or the indenture governing the notes could result in an event of default, which could materially and adversely affect our operating results and our financial condition. In the event of any default under our credit facilities, the lenders under our credit facilities could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, and to require us to apply all of our available cash to repay these borrowings, which would constitute an event of default under the notes. In addition, our existing debt, and any new debt we incur may impose, financial restrictions and other covenants on us that may be more restrictive than those applicable to the notes. For more information on our credit facilities, the 7.625% Notes and the notes, you should carefully review the information in this prospectus under "Description of Other Indebtedness" and "Description of Notes."

     WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS, INCLUDING PAYMENTS ON THE NOTES.

     Our ability to meet our debt service obligations will depend on our future financial performance, which will be affected by a range of factors outside of our control. Failure to satisfy these obligations, including payments on the notes, might require us to refinance or restructure our debt, sell vessels and other assets, reduce or delay capital investments, including vessel acquisitions, or seek to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of net proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to satisfy our debt service obligations, therefore, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

     DESPITE OUR LEVEL OF INDEBTEDNESS, WE WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. INCURRING MORE DEBT COULD INCREASE THE RISKS DESCRIBED ABOVE.

     We are likely to be able to incur significant additional indebtedness in the future. The restrictions in the indenture governing the 7.625% Notes, in the indenture governing the notes and in the term loans and reducing revolving credit facilities do not prevent us from incurring obligations that do not constitute indebtedness. Additionally, nothing in the indenture governing the notes restricts our ability to make dividends or distributions, or our ability to enter into transactions with affiliated parties or to sell or dispose of assets. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. See "Description of Other Indebtedness" and "Description of Notes."

     THE NOTES ARE NOT COLLATERALIZED BY ANY OF OUR ASSETS, AND THE LENDERS UNDER OUR CREDIT FACILITIES WILL BE ENTITLED TO REMEDIES AVAILABLE TO A SECURED LENDER, WHICH GIVE THEM PRIORITY OVER YOU TO COLLECT AMOUNTS DUE TO THEM.

     As of December 31, 2004, after giving effect to the application of the net proceeds of the sale of the notes, we had $475.8 million of available credit under our reducing revolving credit facilities. Our obligations under our credit facilities are collateralized by, among other things, a first-priority security interest in all of our vessels. If we become insolvent or are liquidated, or if payment under the credit facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under our credit facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, in addition to any remedies that may be available under documents pertaining to our credit facilities or other senior indebtedness. See "Description of Other Indebtedness" and "Description of Notes."

     THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL EXISTING AND ANY FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF OMI CORPORATION'S SUBSIDIARIES, INCLUDING GUARANTEES AND OBLIGATIONS TO GENERAL TRADE CREDITORS.

     We hold our assets through our subsidiaries and derive substantially all of our operating income from our subsidiaries. For example, each of our vessels is owned by and operated through a separate subsidiary. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes. We cannot assure you that our subsidiaries will be able to pay to us amounts necessary to service our debt obligations, including payment on the notes.

     The notes are senior unsecured obligations of OMI Corporation and rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness. OMI Corporation is a holding company and the notes are not guaranteed by any of OMI Corporation's subsidiaries nor entitled to the benefit of any security interest in any assets of OMI Corporation or its subsidiaries and, accordingly, the notes are structurally subordinated to all existing and any future indebtedness and other liabilities of OMI Corporation's subsidiaries, including guarantees and obligations to general trade creditors.

     OUR CURRENT CREDIT FACILITIES MAY RESTRICT YOUR ABILITY TO CONVERT YOUR NOTES INTO CASH AND SHARES OF OUR COMMON STOCK OR TO CAUSE US TO REPURCHASE THE NOTES.

     Your ability to convert your notes into cash and shares of our common stock or to cause us to repurchase the notes, if any, may be affected by the limitations imposed by certain of our current credit facilities and by any limitations we may have in any other credit facilities or indebtedness we may incur in the future. Under such credit facilities, our ability to pay any settlement amounts with respect to any conversion of the notes or repurchase of the notes if there is default or an event of default under the credit facilities may be restricted.

     WE MAY NOT BE ABLE TO FULFILL OUR REPURCHASE OBLIGATIONS IN THE EVENT OF A CHANGE OF CONTROL.

     Any change of control would constitute a default under our credit facilities. Therefore, upon the occurrence of a change of control, the lenders under our credit facilities would have the right to accelerate their loans, and we would be required to prepay all of our outstanding obligations under our credit facilities. Moreover, upon the occurrence of any change of control, we will be required to make an offer to repurchase the 7.625% Notes and the notes. See "Description of Notes--Repurchase of Notes at the Option of Holders--Designated Event Put." If a change of control offer is made for the notes, we cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would give the trustee and the holders of the notes the rights described under "Description of Notes--Events of Default." Even with these rights, however, holders of the notes may not receive the principal or interest payments due under the notes.

     CERTAIN EVENTS MAY DELAY PAYMENT ON, LEAD TO THE SUBORDINATION OF, OR VOID OUR OBLIGATIONS UNDER THE NOTES.

     In the event of a bankruptcy, liquidation or reorganization, you would likely not receive any payment of principal or interest due under the notes so long as such cases were pending.

     The notes may be subject to review under federal, state and similar foreign fraudulent conveyance laws if a bankruptcy, reorganization, liquidation or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors at some future date. Certain statutes allow courts, under specific circumstances, to void the notes and require holders of the notes to return payments received from us.

     An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes constituted a "fraudulent conveyance." To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes, and that, at the time the notes were issued, we:

     o    were insolvent;

     o    were rendered insolvent by the issuance of the notes;

     o were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

     o intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

     If a court were to make such a finding, it could void all or a portion of our obligations under the notes, subordinate the claim in respect of the notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in certain circumstances, invalidating the notes. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. As a result of the above occurrences, the holders of the notes may not receive the principal or interest payments due under the notes.

     OUR STOCK PRICE, AND THEREFORE THE PRICE OF THE NOTES, MAY FLUCTUATE SIGNIFICANTLY.

     The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for non-convertible debt securities that we issue. Among the factors that could affect our common stock price are those discussed below under "--Risks Related to Our Business" as well as:

     o    interest rate volatility;

     o    variations in our operating results;

     o    federal or state legislative, licensing or regulatory changes;

     o changes in revenue or earnings estimates or publication of research reports by analysts;

     o    speculation in the press or investment community;

     o    strategic actions by us or our competitors;

     o    general market conditions;

     o    domestic and international factors unrelated to our performance;

     o    sales of common stock; and

     o    hedging or arbitrage trading.

     THERE MAY BE NO PUBLIC MARKET FOR THE NOTES.

     There has been no trading market for the notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation on any automated quotation system. Although the initial purchaser has advised us that it currently intends to make a market in the notes, it is not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of any shelf registration statement. Consequently, we cannot be sure that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

     IF YOU ARE ABLE TO RESELL YOUR NOTES, MANY OTHER FACTORS MAY AFFECT THE PRICE YOU RECEIVE, WHICH MAY BE LOWER THAN YOU BELIEVE TO BE APPROPRIATE.

     If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

     o    the number of potential buyers;

     o    the level of liquidity of the notes and the common stock;

     o    ratings published by major credit ratings agencies;

     o    our financial performance;

     o    the amount of indebtedness we have outstanding;

     o the level, direction and volatility of market interest rates generally;

     o    the market for similar securities;

     o    the redemption and repayment features of the notes to be sold; and

     o    the time remaining to the maturity of your notes.

     THE CONDITIONAL CONVERSION FEATURE OF THE NOTES COULD RESULT IN YOU NOT RECEIVING THE VALUE OF THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE.

     The notes are convertible into cash and shares of common stock only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your notes would otherwise be convertible.

     THE CONVERSION RATE OF THE NOTES MAY NOT BE ADJUSTED FOR ALL DILUTIVE
     EVENTS.

     The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under "Description of Notes--Conversion Rights--Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

     IF WE ADJUST THE CONVERSION RATE, YOU MAY HAVE TO PAY TAXES WITH RESPECT TO AMOUNTS THAT YOU MAY NOT RECEIVE.

     The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of Notes--Conversion Rights--Conversion Rate Adjustments." If the conversion rate is adjusted, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you may not actually receive any distribution. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable distribution to you, notwithstanding the fact that you may not receive a cash payment. See "Tax Considerations--Tax Consequences to U.S. Holders--Adjustment of Conversion Rate."

     CONVERSION OF THE NOTES MAY DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS, INCLUDING HOLDERS WHO HAD PREVIOUSLY CONVERTED THEIR NOTES.

     Upon conversion of the notes, we will deliver cash equal to the lesser of the aggregate principal amount of the notes to be converted and our conversion obligation, and common stock or cash in respect of the remainder, if any, of our conversion obligation. If we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

     IF YOU HOLD NOTES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if, when and to the extent we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

     THE ADDITIONAL SHARES OF COMMON STOCK PAYABLE ON NOTES CONVERTED IN CONNECTION WITH CERTAIN CORPORATE TRANSACTIONS MAY NOT ADEQUATELY COMPENSATE YOU FOR THE LOST OPTION TIME VALUE OF YOUR NOTES AS A RESULT OF SUCH CORPORATE TRANSACTIONS.

     If certain corporate transactions occur at any time after the date of issuance of the notes, we will increase the conversion rate on notes converted in connection with such corporate transaction by a number of additional shares of common stock. The number of such additional shares of common stock will be determined based on the date on which the corporate transaction becomes effective and the price paid per share of our common stock in the corporate transaction as described below under "Description of Notes--Conversion Rights--Conversion Upon Specified Corporate Transactions." While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your notes as a result of such corporate transactions, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the corporate transaction occurs after December 1, 2011 or if the price paid per share of our common stock in the corporate transaction is less than the common stock price at the date of issuance, there will be no such increase in the conversion rate.

RISKS RELATED TO OUR INDUSTRY

     THE NATURE OF OUR BUSINESS AND OUR FLEET MAKES OUR OPERATIONS DEPENDENT UPON FLUCTUATIONS IN THE OIL AND PETROLEUM PRODUCTS MARKETS.

     Our operating fleet consists of crude oil tankers and refined petroleum product carriers. As a result, our business is sensitive to changes in factors affecting the petroleum business and the transportation of crude oil and refined petroleum products.

     The demand for tanker capacity to transport crude oil and other petroleum products is influenced by among other factors:

     o increases and decreases in oil production, particularly by the Organization of Petroleum Exporting Countries ("OPEC") and other key producers, and in the demand for crude oil and petroleum products;

     o    global and regional economic and political conditions;

     o    developments in international trade;

     o    environmental concerns and regulations;

     o    weather;

     o competition from alternative sources of energy, such as natural gas, and alternate transportation methods; and

     o    changes in seaborne and other transportation patterns.

     A change in any one of these factors could materially affect the demand for tanker capacity and charter rates. Decreased demand for tanker capacity and charter rates will reduce our revenues and profitability. Such a reduction may affect our ability to fulfill our obligations under the notes. Historically, the crude oil and petroleum products markets have been volatile as a result of the many conditions and events that affect these factors.

     THE INTENSE COMPETITION AND POTENTIAL FINANCIAL RESOURCES OF OUR COMPETITORS COULD AFFECT OUR MARKET POSITION.

     Competition in virtually every aspect of our business is intense. Competition in the ocean shipping industry varies primarily depending on the nature of the contractual relationship and the kind of commodity being shipped. We compete with other tanker owners, including major oil companies, and independent companies. Some international fleets are government-owned and some of our competitors have greater financial resources than we do. There can be no assurance that our competitive position will not erode in the future.

     To the extent that we enter new geographic areas or tanker market segments or provide new services, there can be no assurance that we will be able to compete successfully in entering such markets or market segments or in providing such services. New markets may involve competitive factors that differ from those of our current market segments and may include participants that have greater financial strengths and capital resources than those available to us, which could limit our ability to profitably compete.

     AN INCREASE IN THE SUPPLY OF TANKER CAPACITY WITHOUT AN INCREASE IN DEMAND FOR TANKER CAPACITY WOULD LIKELY CAUSE CHARTER RATES TO DECLINE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND PROFITABILITY.

     The supply of tankers generally increases with deliveries of new vessels and decreases with the scrapping of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. Currently there is significant new building activity with respect to virtually all sizes and classes of tankers. If the amount of tonnage delivered exceeds the number of vessels being scrapped, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity does not, the charter rates paid for our vessels could materially decline. Such a decline in charter rates would likely have a material adverse effect on our revenues and profitability.

     OUR EXPOSURE TO THE SPOT MARKET COULD CAUSE OUR RESULTS OF OPERATIONS TO MATERIALLY DECLINE.

     A significant portion of our revenue is traditionally generated in the market for the immediate chartering of a vessel, or the spot market. Currently, nineteen of our vessels are on time charters. The majority of our vessels by dwt participate in the spot market. The spot market is highly competitive and spot rates are subject to significant fluctuations. In the past, there have been situations where available spot rates declined below the operating costs for our vessels. Spot rates are affected by world economics, international events, weather conditions, strikes, government policies, supply and demand, and many other factors beyond our control. We cannot assure you that spot charters will be available at rates that will be sufficient to enable our vessels to be operated profitably.

     SEASONAL VARIATIONS IN OPERATING RESULTS AND SIGNIFICANT CHANGES IN CHARTER RATES MAY AFFECT OUR REVENUES AND PROFITABILITY.

     We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, spot rates. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere, unpredictable weather patterns and other seasonal factors affecting supply which tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities. As a result, our revenues and profitability have historically been weakest during the second quarter and early part of our third quarter.

     ENVIRONMENTAL REGULATIONS EXPOSE US TO LIABILITY, AND COMPLIANCE WITH SUCH REGULATIONS COULD REQUIRE SIGNIFICANT EXPENDITURES AND AFFECT OUR CASH FLOW AND NET INCOME.

     Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in the countries in which our vessels operate as well as the country of their registration. Many of these requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

     The United States Oil Pollution Act of 1990 ("OPA 90") affects all vessel owners shipping oil or hazardous material to, from or within the United States. OPA 90 allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, which has been adopted by most countries outside of the U.S., imposes liability for oil pollution in international waters. OPA 90 expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries.

     The liability from oil pollution can include potentially substantial civil or criminal fines and damages for harm to natural resources and bio-diversity. Moreover, many of our vessels operate in jurisdictions that allow law suits by private parties seeking compensation for damage to personal property or their health as a result of spills or other incidents involving our vessels. Where allowable by local laws, claims of this nature can result in substantial damages.

     ADDITIONAL LAWS AND REGULATIONS MAY LIMIT OUR ABILITY TO DO BUSINESS OR INCREASE OUR COST TO DO BUSINESS.

     We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and our status as owner or charterer. New laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of our doing business and which may have a material adverse effect on our operations.

     OPERATION OF TANKERS CARRIES INHERENT RISKS THAT MAY NOT ALL BE COVERED BY INSURANCE.

     Our vessels and their cargos are at risk of being damaged or lost because of events such as:

     o    marine disasters;

     o    bad weather;

     o    mechanical failures;

     o    grounding, fire, explosions and collisions;

     o    human error; or

     o    war and terrorism.

     All of these hazards can result in death or injury to persons, loss of property, environmental damages, delays or rerouting. If one of our vessels were involved in an accident, with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, financial condition and results of operations.

     We cannot assure you that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations at times in the past have resulted in increased costs for, and in the lack of availability of, insurance against the risks of environmental damage or pollution.

     BECAUSE WE OBTAIN SOME OF OUR INSURANCE THROUGH ASSOCIATIONS, WE ALSO MAY BE SUBJECT TO CALLS, OR PREMIUMS, IN AMOUNTS BASED NOT ONLY ON OUR OWN CLAIMS RECORDS, BUT ALSO THE CLAIMS RECORDS OF ALL MEMBERS OF THE INSURANCE ASSOCIATIONS.

     We may be subject to calls or premiums, in amounts based not only on our own claims records but also the claims records of all other members of the insurance associations through which we receive insurance coverage for pollution and spillage and war and terrorist-related acts. Our payment of these calls could result in significant expenses to us, which could reduce our profits or cause losses.

     WE ARE SUBJECT TO POLITICAL AND OTHER RISKS THAT MAY AFFECT CHARTER RATES AND OUR VOYAGES AND COULD GIVE RISE TO LIABILITIES UNDER U.S. LAWS.

     Due to the international nature of our business and the fact that our vessels operate around the world, we are exposed to many risks, including changing economic, political and social conditions in countries where we do business or where our vessels are registered or flagged, as well as war, terrorism or piracy. These factors may affect charter rates and the length and safety of voyages and ultimately may adversely affect our results of operations. In addition, because of such inherent risks, our ships may be precluded from sailing into areas of hostility.

     Additionally, as our corporate headquarters are located in the United States and as most of our officers and directors are U.S. citizens, we are subject to U.S. laws that restrict the countries with which our vessels may trade. U.S. law restricts our ability to send vessels to ports in certain countries, some of which may be significant oil exporting countries. The countries subject to U.S. trade restrictions may change over time. To the extent that our competitors may accept charters to and from these countries, they have a competitive advantage over us.

     Some of our vessels also call on ports in countries that participate in the Arab League boycott of Israel. From time to time, some of the counter-parties to these transactions propose agreements containing terms that would, if agreed to, constitute the participation in a secondary boycott that is prohibited by U.S. laws. We believe that we have adequately trained our employees to recognize and negotiate the removal of any such provisions from proposed agreements before they are signed.

     BECAUSE THE MARKET VALUE OF VESSELS MAY FLUCTUATE SIGNIFICANTLY, WE MAY INCUR LOSSES WHEN WE SELL VESSELS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     The market value of oil tankers may vary significantly over time based upon various factors, including: general economic and market conditions affecting the tanker industry; number of vessels in the world fleet; types and sizes of vessels available; changes in trading patterns affecting demands for particular sizes and types of vessels; cost of new buildings; prevailing level of charter rates; the laws and regulations governing the shipping industry; and technological advances in vessel design and propulsion.

     Declining vessel values could affect our ability to replace existing financings upon their expiration as well as raise cash generally, and thereby could adversely impact our liquidity. In addition, declining vessel values could result in a breach of certain loan covenants, which could give rise to events of default under the relevant financing agreements. There can be no assurance that the market value of our vessels will not decline, nor can there be any assurance that the market value of the vessels that are currently under construction or on order will not decline during the construction process.

     OUR VESSELS COULD BE ARRESTED BY MARITIME CLAIMANTS WHICH COULD RESULT IN A SIGNIFICANT LOSS OF EARNINGS AND CASH FLOW FOR THE RELATED OFF-HIRE PERIOD.

     Crew members, suppliers of goods and services to our vessels, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the related off-hire period.

     In addition, international vessel arrest conventions and certain national jurisdictions allow so-called "sister ship" arrests, that allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any "associated" vessel. In nations with these laws, an "association" may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us, any of our subsidiaries or our vessels for the liability of one or more of the other vessels we own.

     TERRORIST ATTACKS, INCREASED HOSTILITIES OR WAR COULD LEAD TO FURTHER ECONOMIC INSTABILITY, INCREASED COSTS AND DISRUPTION OF OUR BUSINESS.

     Terrorist attacks, such as the attacks that occurred in the United States on September 11, 2001 and the bombings in Spain on March 11, 2004, and the current conflicts in Iraq and Afghanistan and other current and future conflicts, may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the petroleum industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of petroleum supplies and markets, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

     Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

RISKS RELATED TO OUR BUSINESS

     WE ARE NOT A U.S. CORPORATION, AND THE HOLDERS OF NOTES MAY BE SUBJECT TO THE UNCERTAINTIES OF A FOREIGN LEGAL SYSTEM IN PROTECTING THEIR INTERESTS.

     We and most of our subsidiaries are organized under the laws of the Republic of the Marshall Islands (the "Marshall Islands"). Substantially all of our and our subsidiaries' assets are located outside the United States. As a result, it may be difficult or impossible for investors to realize against us judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or organized or where our assets or the assets of our subsidiaries are located
(a) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions or applicable U.S. federal and state securities laws or (b) would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

     In addition, our corporate affairs are governed by our articles of incorporation, our by-laws and by the corporate laws of the Marshall Islands. There have been few judicial cases interpreting the respective corporate laws of the Marshall Islands. Our security holders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would security holders of a corporation incorporated in a U.S. jurisdiction. Our incorporation in a foreign jurisdiction may make it more difficult for holders of the notes to receive principal or interest payments under certain circumstances.

     WE MAY BECOME SUBJECT TO U.S. FEDERAL INCOME TAXATION ON OUR U.S.-SOURCE SHIPPING INCOME.

     We believe that we currently qualify under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") for an exemption from U.S. federal income tax on substantially all of our shipping income. This exemption may be lost if 50% or more of our stock is owned, for more than half the number of days during the taxable year, by persons who actually or constructively own 5% or more of our stock and we cannot qualify for an exemption from such rule. We can give no assurance that changes in the ownership of our stock will permit us to qualify for the Section 883 exemption in the future. If we do not qualify for an exemption pursuant to
Section 883 of the Code, we will be subject to U.S. federal income tax, likely imposed on a gross basis at 4%, on our U.S.-source shipping income, which constitutes not more than 50% of our gross shipping income. In such a case, our net income and cash flows will be reduced by the amount of such tax. Such a reduction may reduce our ability to make the required principal and interest payments due under the notes.

     WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING SKILLED EMPLOYEES.

     Our success depends to a significant extent upon the abilities and efforts of our key personnel. The loss of the services of any of our key personnel or our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.

     We also depend heavily on attracting qualified crew members for employment on our tankers. Although we pay competitive salaries and provide competitive benefits to our personnel, we cannot assure you that we will be able to continue attracting qualified crew members or vessel officers.

     WE MAY FACE UNEXPECTED DRYDOCK COSTS FOR OUR VESSELS.

     Vessels must be drydocked periodically. The cost of repairs and renewals required at each drydock are difficult to predict with certainty and can be substantial. Our insurance does not cover these costs. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large drydocking expenses could significantly decrease our profits.

     WE MAY NOT BE ABLE TO RENEW TIME CHARTERS WHEN THEY EXPIRE.

     A large number of our product carriers operate on time charters. We cannot assure you that these time charters will be renewed, or if renewed, that they will be renewed at favorable rates. If, upon expiration of the existing time charters, we are unable to obtain time charters or voyage charters at rates comparable to those received under existing charters, our profitability may be adversely affected.

     If a time charter is terminated before expiration due to default or agreement, the vessel may be redelivered to us at times when we are unable to obtain rates which are as profitable as those on the terminated time charter, or not profitable at all. Termination of several charters at one time, under the above circumstances, could materially impact our profitability. Such a decrease in profitability may diminish the value of the notes.

     WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY.

     The continued growth of our fleet and expansion of our business is critical to our strategy. We may not be successful in expanding our operations and any expansion may not be profitable. Our future growth will depend upon a number of factors, both within and outside of our control. These include:

     o    our identification of new markets;

     o    our acceptance by new customers;

     o our identification and acquisition on favorable terms of acquisition candidates;

     o our successful integration of any acquired businesses with our existing operations;

     o    our ability to hire and train qualified personnel; and

     o    our ability to obtain required financing.

     The failure to effectively implement our growth strategy and deal with these factors could harm our business, financial condition and results of operations.

                       RATIO OF EARNINGS TO FIXED CHARGES



     The following table sets forth our ratio of earnings to fixed charges for the indicated period:


                                                                                   For the Three Months
                                       FOR THE YEARS ENDED DECEMBER 31,               Ended March 31,
                                 2004      2003      2002       2001      2000        2005      2004
                                ------    ------    ------     ------    ------      ------    ------
Earnings to fixed charges ...    5.5x      2.87x     1.32x      3.35x     2.06x       7.13x     6.97x



     The ratios of earnings to fixed charges were calculated based on information from our records. For purposes of these tables, "earnings" is calculated by adding: (1) pre-tax income from continuing operations before income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; and (4) distributed income of equity investees; and then subtracting capitalized interest. "Fixed charges" is calculated by adding: (1) interest expensed and capitalized; (2) amortized capitalized expenses related to indebtedness; and (3) an estimate of the interest within rental expense. The term "equity investees" means investments that we account for using the equity method of accounting.


                                 USE OF PROCEEDS



     The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders. We will not receive any proceeds from the sale by the selling securityholders of notes or shares of our common stock issued upon conversion thereof that are offered pursuant to this prospectus.


                           PRICE RANGE OF COMMON STOCK



     Shares of our common stock are traded on the New York Stock Exchange under the symbol "OMM." The following table lists, on a per share basis for the periods indicated, the high and low sale prices for our common stock, as reported by the New York Stock Exchange:

                            2005                 2004                2003
                     -----------------    ------------------  ------------------
                       HIGH      LOW        HIGH       LOW      HIGH       LOW
                     -------- --------    --------  --------  --------  --------
1st Quarter ........  $21.30    $15.21     $11.55     $8.76    $5.09      $4.06
2nd Quarter(a) .....   19.94     16.70      12.88      9.36     6.45       4.30
3rd Quarter ........                        16.12     11.81     7.72       6.00
4th Quarter ........                        22.05     14.68     9.22       6.00



-----------------
(a) AS OF MAY 27, 2005, FOR THE SECOND QUARTER OF 2005.

                        DESCRIPTION OF OTHER INDEBTEDNESS



     At December 31, 2004, OMI Corporation had outstanding indebtedness in the aggregate principal amount of $940.4 million and had the ability to borrow $475.8 million of additional indebtedness under its existing reducing revolving credit facilities and term loans. All of this outstanding indebtedness and any additional indebtedness OMI Corporation may incur under its existing reducing revolving credit facilities and term loans is (or will be) guaranteed by one or more of its subsidiaries and all but $450.0 million of such indebtedness (and any such additional indebtedness) is (or will be) secured by all of the vessels in its fleet.

     The notes are senior unsecured obligations of OMI Corporation and rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness. The notes are not guaranteed by any of OMI Corporation's subsidiaries nor entitled to the benefit of any security interest in any assets of OMI Corporation or its subsidiaries and, accordingly, the notes are structurally subordinated to all existing and any future indebtedness and other liabilities of OMI Corporation's subsidiaries, including guarantees and obligations to general trade creditors.

     Certain of OMI Corporation's existing reducing revolving credit facilities and term loans have provisions restricting payments, among other covenants, which could restrict its ability to make payments required by the notes.


     The following is a summary of OMI Corporation's outstanding indebtedness as of December 31, 2004:


7.625% SENIOR NOTES DUE 2013

     OMI Corporation has outstanding $200.0 million principal amount of 7.625% Notes. The 7.625% Notes are general unsecured, senior obligations of OMI Corporation. The 7.625% Notes are guaranteed fully and unconditionally as well as jointly and severally by substantially all of OMI Corporation's current and future subsidiaries. The 7.625% Notes are subject to certain covenants that among other things, limit the type and amount of additional indebtedness that may be incurred by OMI Corporation and the restricted subsidiaries and impose certain limitations on sales or transfers of assets and certain payments, the ability of OMI Corporation and the restricted subsidiaries to enter into sale and leaseback transactions and certain mergers, consolidations and purchases of assets.

REDUCING REVOLVING CREDIT FACILITIES


     OMI Corporation has two reducing revolving credit facilities collaborated by vessels. On November 23, 2004, OMI Corporation entered into a ten-year $375 million secured reducing revolving credit facility (the "$375 Facility"). A portion of the $375 Facility was used to repay in full a $250 million bridge loan, which was used to finance the initial payments for 13 vessels acquired in July and August 2004. The $375 Facility amends and restates OMI Corporation's $245 million secured reducing revolving credit facility. Borrowings under the $375 Facility bear interest at LIBOR plus a margin of 0.80%. The scheduled reductions of the available amount under the $375 Facility are further reduced upon the disposal of a vessel pledged as collateral. As of December 31, 2004, the available amount under the $375 Facility was $295.0 million and outstanding borrowings were $80.0 million, which was repaid during the first quarter of 2005, with an average interest rate of 3.366%. As of May 27, 2005, outstanding borrowings were $15 million.


     OMI Corporation also has a secured reducing revolving facility in the amount of up to $348 million ("$348 Facility"), which matures on July 27, 2006. Borrowings under the $348 Facility bear interest at LIBOR plus an applicable margin. The applicable margin varies from 1.375% per annum up to 1.875% per annum depending on the ratio of our funded debt to our consolidated operating income plus depreciation, amortization and other non-cash charges (excluding any gains or losses on vessel sales, any writedown amounts or any impairment reserves) determined on a trailing four quarter basis. The scheduled reductions of the available amount under the $348 Facility are further reduced upon the disposal of a vessel pledged as collateral. As of December 31, 2004, the available amount under the $348 Facility was $180.8 million and outstanding borrowings were $0. On May 11, 2005 the Company entered into a 320 million secured reducing revolving credit facility (the "$320 Facility") with a ten year term, which amends and restates the $348 Facility and a term loan in the original principal amount of $24 million. Borrowings under the $320 Facility bear interest at LIBOR plus a margin of 0.675%. As of May 27, 2005, the available amount under the $320 Facility is $305 million with $15 million in outstanding borrowings.


TERM LOANS

     OMI Corporation has entered into a number of term loans to finance the building or acquisition of vessels. All of the term loans are secured by vessels and require periodic payments of both principal and interest. The following table summarizes the term loans:

                                                                     AMOUNT OUTSTANDING AS OF
  PRINCIPAL AMOUNT (MILLIONS)            MATURITY DATE              DECEMBER 31, 2004 (MILLIONS)
-------------------------------     ----------------------      --------------------------------------
$142 ..........................      November 2014                             $142.0
$70.8 (1) .....................      August 2012                                $20.5
$64.8 .........................      July 2011                                  $55.2
$50.4 .........................      July 2012                                  $48.7
$44 ...........................      December 2008                              $29.0
$40 ...........................      October 2009                               $29.2
$34.5 .........................      August 2011                                $31.8
$34.3 .........................      August 2011                                $31.1
$24 (2) .......................      April 2009                                 $22.9

-------------
(1) PRINCIPAL AMOUNT INCLUDES FINANCING FOR TWO VESSELS UNDER CONSTRUCTION TO BE DELIVERED IN MAY AND AUGUST 2005.

(2) THIS TERM LOAN WAS REPAID IN APRIL 2005.

COLLATERAL

     All of the vessels in OMI Corporation's fleet are pledged as collateral under existing reducing revolving credit facilities and term loans. If OMI Corporation defaulted on one or more of these reducing revolving credit facilities or term loans, it could result in the foreclosure of its fleet. For more information on OMI Corporation's existing indebtedness and the risks associated with that indebtedness, you should carefully review the information contained in this prospectus under "Risk Factors--Risks Related to the Notes and the Offering."

RESTRICTIVE COVENANTS

     Pursuant to the provisions of certain of our Term Loans referred to above we are prohibited from making "Restricted Payments," which include dividends and stock repurchases and which may be interpreted to include the payment of cash in connection with conversion of the notes, if such payment would result in the Restricted Payments exceeding 50% of our cumulative net income calculated from September 30, 2001. In addition, all of our indebtedness except the 7.625% Notes prohibits the use of funds from our subsidiaries to prepay other indebtedness. This prohibition may limit our ability to optionally redeem notes, pay amounts in respect of optional puts of notes or the payment of cash upon conversion.

INTEREST RATES

     The variable interest rates (including margins) at December 31, 2004 were 2.77% to 3.7375%. The margins ranged from 0.80% to 1.375%. As of December 31, 2004, OMI Corporation had various interest rate swaps and future rate agreements that fix notional amounts aggregating $129.8 million (not including $62.4 million that begins 2006) on various debt tranches within a range of 2.9% to 4.86% (excluding margins) expiring from October 2005 to July 2009.

                              DESCRIPTION OF NOTES



     We issued $250 million in aggregate principal amount of the notes under an indenture, dated as of December 7, 2004, between us and HSBC Bank USA, National Association, a national banking association duly organized under the laws of the United States of America, as trustee. Initially, HSBC Bank USA, National Association will also act as paying agent and conversion agent for the notes. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement.

     The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the notes. You may request a copy of the indenture and the registration rights agreement from the trustee.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     o bear interest at a rate of 2.875% per annum, payable on each June 1 and December 1, beginning June 1, 2005;

     o are issued only in denominations of $1,000 principal amount and integral multiples thereof;

     o are senior unsecured obligations of OMI Corporation, ranking equally with all of the existing and future unsecured and unsubordinated indebtedness of OMI Corporation; however, the notes are not guaranteed by any of OMI Corporation's subsidiaries nor entitled to the benefit of any security interest in any assets of OMI Corporation or its subsidiaries and, accordingly, the notes are structurally subordinated to all existing and any future indebtedness and other liabilities of OMI Corporation's subsidiaries, including guarantees and obligations to general trade creditors;

     o subject to settlement in cash and shares of common stock, if any, as described under "--Conversion Rights," are convertible into our common stock, par value $0.50 per share, initially at a conversion rate of
          32.5355 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $30.74 per share of common stock), under the conditions and subject to such adjustments as are described under "--Conversion Rights";

     o are redeemable at our option in whole or in part beginning on December 1, 2011 upon the terms set forth under "--Optional Redemption";

     o are subject to repurchase by us at your option on December 1, 2011, December 1, 2014 and December 1, 2019 or upon a designated event with respect to OMI Corporation, upon the terms and at the repurchase price set forth below under "--Repurchase of Notes at the Option of Holders";

     o are due on December 1, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option; and

     o benefit from the provisions of a registration rights agreement and bear liquidated damages if we fail to comply with certain of our obligations under such agreement as set forth under "--Registration Rights."

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of OMI Corporation, except to the extent described under "--Repurchase of Notes at the Option of Holders--Designated Event Put" below.

     No sinking fund is provided for the notes and the notes are not subject to defeasance.

     The notes were issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     Definitive notes will only be issued under the limited circumstances described under "--Form, Denomination and Registration." You may present definitive notes for conversion and registration of transfer and exchange at our office or agency in New York, New York, which shall initially be the corporate trust office of the trustee currently located at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, New York 10018. For information regarding conversion, registration of transfer and exchange of global notes, see "--Form, Denomination and Registration." No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     We will make all payments on global notes to The Depository Trust Company ("DTC") in immediately available funds.

INTEREST

     The notes bear interest at a rate of 2.875% per annum from December 7, 2004. We will pay interest semi-annually on June 1 and December 1 of each year, beginning June 1, 2005, to the holders of record at the close of business on the preceding May 15 and November 15, respectively. There is one exception to the preceding sentence: In general, we will not pay accrued and unpaid interest on any notes that are tendered for conversion into our common stock. Instead, accrued interest will be deemed paid by the cash and common stock, if any, received by holders on conversion. You will receive, however, accrued and unpaid liquidated damages to, but not including, the conversion date. However, if you surrender notes for conversion after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on that interest payment date accrued and unpaid interest on those notes, notwithstanding your conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. Therefore, at the time you surrender notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. No such payment need be made (1) if we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) if we have specified a designated event repurchase date that is after a record date for an interest payment but on or prior to the corresponding interest payment date or (3) to the extent of any overdue interest, if any overdue interest exists, at the time of conversion with respect to the notes converted.

     Except as provided below, we will pay interest on:

     o    global notes to DTC in immediately available funds;

     o any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

     o any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes at least five business days prior to the payment date.

     At maturity we will pay interest on the definitive notes at our office or agency in New York, New York, which initially will be the corporate trust office of the trustee presently located at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, New York 10018.

     Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     If any interest payment date of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day without any interest or other payment in respect of the delay. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

CONVERSION RIGHTS

     GENERAL

     Subject to the conditions and during the periods described below, you may convert any outstanding notes, initially at a conversion rate of 32.5355 shares per $1,000 principal amount of the notes (equal to an initial conversion price of approximately $30.74 per share). The conversion rate and the corresponding conversion price in effect at any given time will be subject to adjustments as described below. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert notes with denominations of $1,000 principal amount and integral multiples thereof.

     Your ability to convert your notes into cash and shares of our common stock, if any, is subject to the limitations imposed by certain of our credit facilities and by any limitation we may have in any other credit facilities or indebtedness we may incur in the future. See "Description of Other Indebtedness--Restrictive Covenants."

     If you have exercised your right to require us to repurchase your notes in the circumstances described under "--Repurchase of Notes at the Option of Holders," you may convert your notes only if you withdraw your repurchase notice or designated event repurchase notice and convert your notes prior to the close of business on the repurchase date or designated event repurchase date, as applicable.

     You may surrender notes for conversion prior to the stated maturity only under the following circumstances:

     CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

     You may surrender any of your notes for conversion into our common stock during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2004 if the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter is more than 130% of the conversion price as of that 30th trading day.

     The "closing sale price" of our common stock on any date means the closing price per share (or if no closing price is reported, the average of the closing bid and ask prices or, if there is more than one closing bid or ask price, the average of the average closing bid and the average closing ask prices) as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, the closing price as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

     CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION

     You may surrender any of your notes for conversion during the five business-day period after any five consecutive trading-day period (the "measurement period") in which the trading price per note for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock on such day and the conversion rate in effect on such day; PROVIDED, HOWEVER, you may not convert your notes in reliance on this provision after December 1, 2019 if on any trading day during the measurement period the closing sale price of our common stock is greater than or equal to the conversion price on such day but less than or equal to 130% of the conversion price on such day.

     The "trading price" of a note on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer on such date of determination, then the trading price per $1,000 principal amount of notes for such date of determination will be deemed to be 97.9% of the "closing sale price" per share of our common stock on such date multiplied by the conversion rate on such date.

     The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate in effect; at which time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate in effect.

     CONVERSION UPON NOTICE OF REDEMPTION

     You may surrender for conversion any of your notes that have been called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at that time.

     CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     (1)  CERTAIN DISTRIBUTIONS

     In the event:

     o we distribute to all or substantially all holders of our common stock, rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of distribution, common stock at less than the closing sale price of the common stock on the business day immediately preceding the announcement of such distribution, or

     o we elect to distribute to all holders of our common stock, cash or other assets, debt securities or certain rights or warrants to purchase our securities, which distribution (or which together with other such distributions within the previous 12 months) has a per share value exceeding 10% of the closing sale price of our common stock on the business day preceding the announcement date for the distribution, then at least 20 days prior to the ex-dividend date for the distribution, we must notify the holders of the notes and the trustee of the occurrence of such event. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place.

     Under the terms of certain of our existing reducing revolving credit facilities and term loans, we may be prohibited from making certain restricted payments and, accordingly may be prohibited from making any cash payments in connection with the payment of Settlement Amounts upon conversion. See "Description of Other Indebtedness--Restrictive Covenants."

     (2) CERTAIN CORPORATE TRANSACTIONS

     If:

      o a "change of control" occurs pursuant to clause (1) of the definition thereof set forth under "--Repurchase of Notes at the Option of Holders-Designated Event Put" below, or

      o a "change of control" pursuant to clause (3) of the definition thereof occurs pursuant to which our common stock would be converted into cash, securities or other property (regardless of whether a holder has the right to put the notes as described under "--Repurchase of Notes at the Option of Holders-Designated Event Put"), then a holder may surrender notes for conversion at any time from and after the effective date of the transaction until the repurchase date. We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction). The occurrence of a change of control constitutes an event of default under all of our current credit facilities and may require that we make an offer to repurchase our 7.625% Notes. The continuance of an event of default would prohibit us from making any cash payments in connection with the payment of Settlement Amounts upon conversion.

     If a transaction described in the bullet points above occurs, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described under "--Repurchase of Notes at the Option of Holders--Designated Event Put."

     If you elect to convert your notes in connection with certain corporate transactions as described under "--Conversion Upon Specified Corporate Transactions--Certain Corporate Transactions" that occur on or prior to December 1, 2011 and 10% or more of the consideration for the common stock in the corporate transaction consists of cash, securities or other property that is not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the "additional shares") as described below.

     The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.

     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described below under "--Conversion Rate Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "--Conversion Rate Adjustments."

     As of May 1, 2005, we amended the indenture to substitute the following table. The following table sets forth the hypothetical stock price and number of additional shares to be received per $1,000 principal amount of notes:

                                                          STOCK PRICE
-----------------------------------------------------------------------------------------------------------------------------
EFFECTIVE DATE       $20.98 $23.08 $25.18 $27.27 $29.37 $31.47 $33.57 $35.67 $37.76 $39.86 $41.96 $52.45 $62.94 $73.43 $83.92
-------------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
December 1, 2004 ...  15.50  13.10  11.14   9.62   8.32   7.33   6.55   5.94   5.31   4.90   4.38   2.98   2.17   1.69   1.36
December 1, 2005 ...  15.72  13.18  11.17   9.54   8.22   7.16   6.34   5.66   5.08   4.58   4.16   2.73   1.96   1.50   1.20
December 1, 2006 ...  15.86  13.18  11.07   9.37   7.99   6.89   6.05   5.35   4.76   4.25   3.83   2.42   1.69   1.26   1.00
December 1, 2007 ...  15.90  13.07  10.84   9.06   7.62   6.49   5.62   4.90   4.30   3.80   3.38   2.03   1.35   0.98   0.76
December 1, 2008 ...  15.81  12.78  10.42   8.55   7.05   5.88   4.99   4.27   3.68   3.18   2.78   1.52   0.95   0.66   0.50
December 1, 2009 ...  15.53  12.26   9.73   7.74   6.17   4.97   4.07   3.35   2.78   2.32   1.94   0.89   0.48   0.31   0.23
December 1, 2010 ...  15.13  11.41   8.60   6.42   4.75   3.49   2.60   1.93   1.42   1.04   0.75   0.12   0.00   0.00   0.00
December 1, 2011 ...  15.13  10.80   7.18   4.13   1.52   0.00   0.00   0.00   0.00   0.00   0.00   0.00   0.00   0.00   0.00


     The stock prices and additional share amounts set forth above are based upon a common stock price of $20.98 at November 29, 2004 and an initial conversion price of approximately $30.74.

     The maximum amount of additional shares payable is 15.90 per $1,000 principal amount of notes. Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 48.4355 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "--Conversion Rate Adjustments."

     The exact stock prices and effective dates may not be set forth in the table above, in which case:

     o If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

     o If the stock price is equal to or in excess of $83.92 per share (subject to adjustment), no additional shares will be issued upon conversion.

     o If the stock price is less than $20.98 per share (subject to adjustment), no additional shares will be issued upon conversion.

CONVERSION PROCEDURES

     By delivering to the holder cash and the number of shares issuable upon conversion, if any, as set forth below under "--Payment Upon Conversion," together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock, if issuable with respect to such shares, will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     To convert a definitive note, you must:

     o complete the conversion notice on the back of the notes (or a facsimile thereof);

     o deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

     o pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in "--Interest"; and

     o    pay all taxes or duties payable by you, if any, as described above.

     To convert interests in a global note, you must comply with the last two bullets above and deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

     The "conversion date" will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Payments of cash and, if shares of common stock are to be delivered, a certificate will be delivered to you, or a book-entry transfer through DTC will be made, for the number of shares of common stock as set forth below under "--Payment Upon Conversion" (and cash in lieu of any fractional shares).

     PAYMENT UPON CONVERSION

     In connection with any conversion we will deliver to holders in respect of each $1,000 aggregate principal amount of notes being converted a "Settlement Amount" consisting of (1) cash equal to the lesser of $1,000 and the Conversion Value, and (2) to the extent the Conversion Value exceeds $1,000 (the "Excess Value"), at our option all or a portion of the Excess Value may be paid in either (A) cash equal to the Excess Value or (B) a number of shares equal to the sum of, for each day of the Cash Settlement Period, (i) 10% (if, however, you convert your notes under "--Conversion Upon Specified Corporate Transactions" and you are entitled to additional shares, then 20%) of the Excess Value, divided by (ii) the closing sale price of our common stock for such day. We will deliver the settlement amount on the third business day following the date the settlement amount is determined.

     In the event that we receive your notice of conversion on or prior to (1) the date on which we give notice of our optional redemption of notes as described under "Optional Redemption" (a "redemption notice date") or (2) the date that is 20 days prior to maturity (the "final notice date"), the following procedures will apply:

     If we choose to satisfy all or any portion of our obligation with respect to Excess Value (the "Excess Value obligation") in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a fixed dollar amount or a fixed percentage of the Excess Value obligation) at any time on or before the date that is two business days following receipt of your notice of conversion (the "cash settlement notice period"). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period following the final day of the cash settlement notice period (the "conversion retraction period"). No such retraction can be made (and a conversion notice will be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the Cash Settlement Period.

     With respect to conversion notices that we receive after a redemption notice date or the final notice date, we will not send individual notices of our election to satisfy all or any portion of the Excess Value obligation in cash. If a conversion notice is received from holders of notes after a redemption notice date or final notice date, such holders will not be allowed to retract the conversion notice.

     "Conversion Value" means the product of (1) the conversion rate in effect (plus, any additional shares as described under "--Conversion Rights--Conversion Upon Specified Corporate Transactions") or, if the notes are converted during a registration default, 103% of such conversion rate (and any such additional shares), and (2) the average of the closing sale prices (as defined above under "--Conversion Upon Satisfaction of Market Price Condition") of our common stock for the trading days during the Cash Settlement Period.

     The "Cash Settlement Period" with respect to any notes means the 10 consecutive trading days beginning on the second trading day after you deliver your conversion notice to the conversion agent. If, however, you convert your notes under "--Conversion Upon Specified Corporate Transactions" and you are entitled to additional shares, the "Cash Settlement Period" shall be the five consecutive trading days prior to but not including the effective date of the corporate transaction. Notwithstanding the foregoing, the Cash Settlement Period with respect to any notes shall not commence until the expiration of the conversion retraction period applicable to such notes.

     "Trading day" means a day during which trading in our common stock generally occurs and a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

CONVERSION RATE ADJUSTMENTS

     We will adjust the conversion rate if any of the following events occur:

     (1) We issue our common stock as a dividend or distribution on our common stock, in which event the conversion rate will be adjusted by multiplying it by a fraction,

          o the numerator of which will be the sum of (i) the number of shares of our common stock outstanding on the record date fixed for the dividend or distribution plus (ii) the total number of shares constituting the dividend or distribution; and

          o the denominator of which is the number of shares of our common stock outstanding on the record date fixed for the dividend or distribution.

     (2) We issue to all holders of common stock, rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share less than the closing sale price of a share of our common stock on the record date for the distribution, in which event the conversion rate will be adjusted by multiplying it by a fraction,

          o the numerator of which will be the sum of (i) the number of shares of our common stock outstanding on the record date fixed for the distribution plus (ii) the total number of additional shares of our common stock offered for subscription or purchase (or into which such convertible securities could be converted); and

          o the denominator of which is the sum of (i) the number of shares of our common stock outstanding on the record date fixed for the distribution plus (ii) the total number of shares of our common stock that the aggregate offering price of the total number of shares offered for subscription or purchase (or the aggregate conversion price of such convertible securities) would purchase at the current market price of our common stock.

     (3) We subdivide or combine our common stock, in which event the conversion rate in effect will be proportionately increased or decreased.

     (4) We distribute to all or substantially all holders of our common stock, shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (2) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

          o the numerator of which will be the current market price of our common stock; and

          o the denominator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

     If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the "ex-dividend date" for such distribution on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

     (5) We distribute cash to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up) in an amount in excess of an annual dividend rate of $0.28 per share of our common stock (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock), in which event, the conversion rate will be increased by multiplying it by a fraction,

          o the numerator of which will be the current market price of our common stock; and

          o the denominator of which will be (i) the current market price of our common stock minus (ii) the amount per share of such dividend or distribution.

     (6) We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the first trading day after the expiration of the tender or exchange offer, the conversion rate will be adjusted by multiplying it by a fraction,

          o the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing sale price of our common stock on the first trading day after the expiration of the tender or exchange offer; and

          o the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing sale price of our common stock on the first trading day after the expiration of the tender or exchange offer.

     (7) Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event each conversion rate will be increased by multiplying such conversion rate by a fraction,

          o the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing sale price of our common stock on the first trading day after the expiration of the tender or exchange offer.

          The adjustment referred to in this clause (7) will be made only if:

          o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

          o the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the first trading day after the expiration of the tender or exchange offer.

     However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

     "Current market price" of our common stock on any day means the average of the closing sale price of our common stock (as defined above under "--Conversion Rights--Conversion Upon Satisfaction of Market Price Condition") for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the "ex-dividend date" with respect to the issuance or distribution requiring such computation.

     If rights or warrants for which an adjustment to the conversion rate has been made expire unexercised, the conversion rate will be readjusted to take into account the actual number of such rights or warrants which were exercised.

     In the event of:

     o    any reclassification of our common stock;

     o    a consolidation, merger or binding share exchange involving us; or

     o a conveyance, transfer, sale lease or other disposition of all or substantially all of our property or assets to another person;

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock (assuming the notes are convertible into shares of our common stock at the conversion rate in effect and not settled in cash and common stock as set forth under "--Payment Upon Conversion" above) immediately prior to any of these events.

     The conversion rate will not be adjusted:

     o upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

     o upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

     o upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

     o    for a change in the par value of the common stock; or

     o    for accrued and unpaid interest, including liquidated damages, if any.

     The holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in connection with an adjustment of the conversion rate. See "Tax
Considerations--Tax Consequences to U.S. Holders--Adjustment of Conversion
Rate."

     To the extent permitted by law and the listing requirements of the New York Stock Exchange (and any other exchange on which we are then listed), we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders and the trustee at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

     If we adjust the conversion rate or conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

     STOCKHOLDER RIGHTS PLAN

     Subject to and in accordance with the rights plan adopted on November 19, 1998 (the "Rights Plan"), or, if no longer in effect, otherwise pursuant to any rights plan that may be in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under such rights plan, unless prior to any conversion, the rights have separated from the common stock. A separation of the rights from the common stock will be deemed to be a distribution for purposes of a conversion rate adjustment and will trigger an adjustment.

     Pursuant to the Rights Plan, assuming it remains in effect upon conversion of the notes into common stock, for each share of common stock issued to you upon conversion of the notes you would be entitled to the right to purchase one hundred-thousandth of a share of our Series A Participating Preferred Stock, $1.00 par value at a price of $25.00, subject to adjustment in certain circumstances. The Rights Agreement, dated November 19, 1998, governs the terms and conditions of the Rights Plan and has been filed with the SEC on Form 8-A on December 14, 1998 and is hereby incorporated by reference. In general, the rights under the Rights Plan will separate from the common stock only if a public announcement that a person or group of affiliated or associated persons has acquired (an "Acquiring Person"), or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock, or after the commencement of a tender offer or exchange offer if, upon consummation thereof, the person or group making the offer would be the beneficial owner of 15% or more of the outstanding shares of common stock. Thereafter, under certain circumstances, each right (other than any rights that are or were beneficially owned by an Acquiring Person, which rights will be void) could become exercisable to purchase at the purchase price a number of shares of common stock (or, in certain circumstances, the common stock of a company into which we are merged or consolidated or to which we sell all or substantially all of our assets) having a market value equal to two times the purchase price.

PAYMENT AT MATURITY

     Each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest and liquidated damages, if any. We will pay principal on:

     o    global notes to DTC in immediately available funds; and

     o any definitive notes at our office or agency in New York, New York, which initially will be the office or agency of the trustee in New York, New York.

OPTIONAL REDEMPTION

     Prior to December 1, 2011, the notes will not be redeemable at our option. Beginning on December 1, 2011, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to, but not including, the redemption date. If the redemption date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including liquidated damages, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price and the redemption price will be 100% of the principal amount of the notes redeemed.

     We will give at least 45 days, but not more than 60 days, notice of redemption by mail to holders of notes and the trustee. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot, on a pro rata basis or by such other method that the trustee considers fair and appropriate, so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the notes may then be traded or quoted. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

REPURCHASE OF NOTES AT THE OPTION OF HOLDERS

     OPTIONAL PUT

     On December 1, 2011, December 1, 2014 and December 1, 2019 (each, a "repurchase date"), you may require us to repurchase for cash all or a portion of your notes for which you have properly delivered and not withdrawn a written repurchase notice. Subject to certain additional conditions, the repurchase price will equal 100% of the principal amount of the notes plus accrued and unpaid interest, if any, and liquidated damages, if any, to, but not including, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including liquidated damages, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price and the repurchase price will be 100% of the principal amount of the notes repurchased.

     You may submit a repurchase notice to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

     Any repurchase notice given by you electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

     o if definitive notes have been issued, the certificate numbers of the holders' notes to be delivered for repurchase (or, if the notes are not issued in definitive form, the notice of repurchase must comply with appropriate DTC procedures);

     o the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

     o that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

     You may withdraw your repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

     o if definitive notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures);

     o    the principal amount of notes being withdrawn; and

     o the principal amount of the notes, if any, that remain subject to the repurchase notice.

     In connection with any repurchase, we will, to the extent applicable:

     o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, which may then be applicable; and

     o    file Schedule TO or any other required schedule under the Exchange
          Act.

     Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon you effecting book-entry transfer of the notes or delivering definitive notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the business day following the repurchase date and the time of book entry transfer or delivery of definitive notes, together with such endorsements.

     If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all of your other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes. Our ability to repurchase notes for cash may be limited by restrictions on the ability of OMI Corporation to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

     Our ability to repurchase notes for cash on a repurchase date is subject to important limitations.

     DESIGNATED EVENT PUT

     If a designated event, as defined below, occurs, you will have the right on the designated event repurchase date (subject to certain exceptions set forth below) to require us to repurchase all of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a "designated event repurchase price" equal to 100% of the principal amount of the notes plus any accrued and unpaid interest, including liquidated damages, if any, on the notes to but not including the designated event repurchase date. If the designated event repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including liquidated damages, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

     Within 30 days after the occurrence of a designated event, we are required to give notice to you and the trustee of such occurrence and of your resulting repurchase right and the procedures that you must follow to require us to repurchase your notes as described below. The designated event repurchase date specified by us will be 30 days after the date on which we give this notice.

     The designated event repurchase notice given by you electing to require us to repurchase your notes shall be given so as to be received by the paying agent no later than the close of business on the designated event repurchase date and must state:

     o if definitive notes have been issued, the certificate numbers of the holders' notes to be delivered for repurchase (or, if the notes are not issued in definitive form, the designated event repurchase notice must comply with appropriate DTC procedures);

     o the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

     o that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

     You may withdraw your designated event repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the designated event repurchase date. The notice of withdrawal shall state:

     o if definitive notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures);

     o    the principal amount at maturity of notes being withdrawn; and

     o the principal amount of the notes, if any, that remain subject to the designated event repurchase notice.

     A "designated event" will be deemed to have occurred upon a change of control or a termination of trading.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

     (1) a "person" or "group" within the meaning of Section 13(d)(3) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing more than 50% of the voting power of our capital stock entitled to vote generally in the election of directors; or

     (2) the first day on which a majority of the board of directors of OMI Corporation does not consist of continuing directors; or

     (3) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

          o    any transaction:

               (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

               (ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

          o any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

          o any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person.

     A "continuing director" means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our properties and assets may be uncertain.

     However, notwithstanding the foregoing, you will not have the right to require us to repurchase your notes upon a change of control if 90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control described in clause (3) above consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock (and any rights attached thereto).

     A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

     If the paying agent holds cash sufficient to pay the designated event repurchase price of the notes which holders have elected to require us to repurchase on the business day following the designated event repurchase date in accordance with the terms of the indenture, then, immediately after the designated event repurchase date, those notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the designated event repurchase price upon book entry transfer of the notes or delivery of the notes.

     The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a designated event with respect to the designated event repurchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

     Our ability to repurchase notes for cash upon the occurrence of a designated event is subject to important limitations. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a designated event may be an event of default under all of our current credit facilities and may require us to repurchase our 7.625% Notes and could cause an event of default under, or be prohibited or limited by the terms of, our then existing borrowing arrangements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the designated event repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

     The designated event purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. The designated event purchase feature, however, is not the result of our knowledge of any specific effort:

     o    to accumulate shares of our common stock;

     o to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

     o    by management to adopt a series of anti-takeover provisions.

     Instead, the designated event repurchase feature is a standard term contained in securities similar to the notes.

MERGER AND SALES OF ASSETS

     The indenture provides that OMI Corporation may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

     o the resulting, surviving or transferee person expressly assumes all obligations of OMI Corporation under the notes and the indenture; and

     o immediately after giving effect to the transaction no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing.

     The occurrence of certain of the foregoing transactions could constitute a change of control.

     This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     o default in our obligation to deliver the settlement amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes;

     o default in our obligation to provide timely notice of a designated event to the holders of the notes under the indenture;

     o default in our obligation to repurchase notes at the option of holders or following a designated event;

     o default in our obligation to redeem notes after we have exercised our redemption option;

     o default in our obligation to pay the principal amount, or premium, if any, on the notes at maturity, when due and payable;

     o default in our obligation to pay any interest or liquidated damages on the notes when due and payable, and continuance of such default for a period of 30 days;

     o our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     o a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of OMI Corporation or our designated subsidiaries in an aggregate amount of $10,000,000 or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding; and

     o certain events of bankruptcy, insolvency, receivership or reorganization with respect to us or any substantial part of our property, including without limitation any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

     A "designated subsidiary" shall mean any existing or future, direct or indirect, subsidiary of OMI Corporation whose assets constitute 15% or more of the total assets of OMI Corporation on a consolidated basis.

     The indenture will provide that the trustee shall, within 90 days of the occurrence of a default known to it, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first six bullets above.

     If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "--Modification and Waiver"), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, through such date and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

MODIFICATION AND WAIVER

     CHANGES REQUIRING APPROVAL OF EACH AFFECTED HOLDER

     The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

     o change the maturity of any note or the payment date of any installment of interest or liquidated damages payable on any notes;

     o reduce the principal amount of, or any interest, liquidated damages, redemption price, repurchase price or designated event repurchase price on, any note;

     o impair or adversely affect the conversion rights of any holder of notes;

     o change the currency of payment of such notes or interest or liquidated damages thereon;

     o alter the manner of calculation or rate of interest or liquidated damages on any note or extend the time for payment of any such amount;

     o impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

     o except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders (including after a designated event);

     o modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

     o reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

     o reduce the percentage in aggregate principal amount of notes outstanding required for any other waiver under the indenture.

     CHANGES REQUIRING MAJORITY APPROVAL

     The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

     CHANGES REQUIRING NO APPROVAL

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     o    adding to our covenants for the benefit of the holders of notes;

     o    surrendering any right or power conferred upon us;

     o providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     o providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

     o increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

     o complying with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or in connection with the registration of the notes as contemplated by the registration rights agreement; provided, that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the notes in any material respect;

      o curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided, that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the notes in any material respect; or

      o adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which, in the good faith opinion of our board of directors, will not adversely affect the interests of the holders of notes in any material respect; provided, that any addition or modification made solely to conform the provisions of the indenture to the description of the notes in this prospectus will not be deemed to adversely affect the interests of the holders of the notes.

REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the notes. Pursuant to the agreement, we have agreed, at our expense, to:

     o file with the Commission not later than the date 90 days after the earliest date of original issuance of any of the notes, a registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes;

     o use our reasonable best efforts to cause such registration statement to become effective within 180 days after the earliest date of original issuance of the notes; and

     o use our reasonable best efforts to keep the registration statement effective until the earliest of:

          (1) two years after the last date of original issuance of any of the notes;

          (2) the date when all of the notes and the common stock issuable upon conversion of the notes included in the registration statement have ceased to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise);

          (3) the date when the holders of the notes and the common stock issuable upon conversion of the notes included in the registration statement are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor provision; and

          (4) the date when all of the notes and the common stock issuable upon conversion of the notes included in the registration statement are sold pursuant to the registration statement or otherwise cease to be outstanding.

     This prospectus is a combined prospectus related to an earlier registration statement (Registration No. 333-121600) which was filed to meet our obligations under the registration rights agreement. To be named as a selling securityholder in the related prospectus at the time of effectiveness of that registration statement, a holder must have completed and delivered the questionnaire to us on or prior to the fifth business day before the effectiveness of that registration statement. Upon receipt of an additional questionnaire from a selling securityholder named in the related prospectus after effectiveness of that registration statement, we will, within 30 business days, file any amendments to the registration statement or supplements to the related prospectus as are necessary to permit the relevant holder to deliver a prospectus to purchasers of notes or common stock sold pursuant to the registration statement; provided, that if such notice is delivered during a suspension period referred to below such amendments or supplements need not be filed until the 30th business day following the expiration of such suspension period; provided, further, that to the extent a prospectus supplement may not be utilized under applicable law to make changes to the information in the prospectus regarding the selling holders or the plan of distribution, we will file a post-effective amendment to the registration statement no more than once per calendar quarter to coordinate such filings with the filings of our annual reports on Form 10-K and quarterly reports on Form 10-Q.

     In connection with the filing of that registration statement, we have agreed to:

     o provide to each holder for whom the registration statement was filed copies of the prospectus that is a part of the registration statement;

     o notify each such holder when the registration statement has become effective;

     o notify each such holder of the commencement of any suspension period (as described below); and

     o take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

     While not obligated by the registration rights agreement to do so, we will endeavor to comply (but without obligation) with those provisions in respect of additional holders named for the first time in this registration statement.

     Each holder who sells securities pursuant to the registration statement generally will be:

     o required to be named as a selling securityholder in the related prospectus;

     o    required to deliver a prospectus to the purchaser;

     o subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

     o bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

     We may suspend the holder's use of the prospectus for a period not to exceed 45 consecutive days, and not to exceed an aggregate of 120 days in any 360-day period, if:

     o the prospectus or any document related thereto would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing or is anticipated to occur; and

     o we determine in good faith that the disclosure of this material non-public information would be detrimental to us and our subsidiaries.

     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 consecutive days to 60 consecutive days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. By your acceptance of a note, you agree to hold any communications by us in response to a notice of a proposed business transaction in confidence.

     We refer to the following as a registration default:

     o at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the lapse of effectiveness or usability of the registration statement within ten business days (or, if the suspension period is then in effect, the fifth business day following the expiration of such suspension period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th consecutive day, as the case may be, or (3) if suspension periods do not exceed an aggregate of 120 days in any 360-day period.

     If a registration default occurs (other than a registration default relating to a failure to file or have an effective registration statement with respect to the shares of common stock), cash liquidated damages will accrue on the notes that are transfer restricted securities as defined in the Registration Rights Agreement, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semi-annually in arrears, with the first semiannual payment due on each June 1 and December 1, commencing the first interest payment date following the registration default, and will accrue at a rate per annum equal to:

     o 0.25% of the principal amount of a note to and including the 90th day following such registration default; and

     o 0.50% of the principal amount of a note from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per annum exceeding 0.50%. If a holder converts some or all of its notes into common stock when there exists a registration default, the holder will not be entitled to receive liquidated damages on such common stock, but will receive additional shares upon conversion.

FORM, DENOMINATION AND REGISTRATION

     DENOMINATION AND REGISTRATION

     The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     GLOBAL NOTES

     The notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

     Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. You may hold your interests in the global notes directly through DTC if you are a participant in DTC, or indirectly through organizations which are direct DTC participants if you are not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. You may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

     o    will not be entitled to have certificates registered in their names;

     o will not receive or be entitled to receive physical delivery of certificates in definitive form; and

     o    will not be considered holders of the global notes.

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal, interest and liquidated damages, if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of OMI Corporation, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal, interest or liquidated damages, if any, on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

     If you would like to convert notes pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on the procedures, including proper forms and cut-off times, for submitting those requests and effecting delivery of such notes on DTC's records.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of a holder to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither OMI Corporation nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC holds securities for DTC participants and facilitates the clearance and settlement of securities transactions between DTC participants through electronic computerized book-entry transfers and pledges between the accounts of its participants. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include one or more of the initial purchasers of the notes. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of DTC's participants or their representatives, together with other entities. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Commission.

     Although the description of the foregoing procedures is based upon information obtained from DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) an event of default has occurred or is continuing and a holder of a beneficial interest in a global note requests to exchange such beneficial interest for certificated notes or (iii) at any time we, in our sole discretion, determine not to have the notes represented by global notes, we will cause notes to be issued in definitive form in exchange for the global notes. In such case, beneficial interests in a global note may be exchanged for definitive certificated notes in accordance with DTC's customary procedures. None of OMI Corporation, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of beneficial ownership interests in global notes.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     HSBC Bank USA, National Association, a national banking association duly organized under the laws of the United States of America, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock. The trustee, transfer agent and their respective affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

     In the normal course of business, we and our subsidiaries conduct banking transactions with the trustee, and the trustee conducts banking transactions with us. Additionally, the trustee acts as trustee with respect to the 7.625% Notes and is a party to one of the Company's credit agreements.

RULE 144A INFORMATION REQUEST

     We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

CALCULATIONS IN RESPECT OF NOTES

     The trustee, as calculation agent, will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading prices of the notes and of our common stock. The calculation agent will make all these calculations in good faith and, absent manifest error, their calculations will be final and binding on holders of notes.


                          DESCRIPTION OF CAPITAL STOCK



     We outline below a summary of material information relating to our capital stock, including summaries of certain provisions of our articles of incorporation, as amended, and our by-laws, as amended. This summary does not include all of the provisions of our articles of incorporation or by-laws. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common laws, and are subject to, and are qualified in their entirety by reference to, the terms and detailed provisions of the articles of incorporation and of the by-laws. We urge you to read our full articles of incorporation and by-laws.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share registered in the holder's name on our books on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In this event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to the board of directors. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Subject to the prior rights of holders of the preferred stock, the holders of the common stock are entitled to receive, in the event of liquidation, dissolution or winding up, pro rata, all assets remaining after payment of all obligations, and are entitled to receive the dividends as may be declared by the board of directors out of funds legally available therefor.

     On November 19, 1998, the board of directors approved the adoption of a shareholder rights plan in which it declared a dividend distribution of one right for each outstanding share of common stock, $0.50 par value to stockholders of record at the close of business on May 1, 1998. Each right entitles the record holder to purchase from us one hundred-thousandth of a share of our Series A Participating Preferred Stock, $1.00 par value at a price of $25.00, subject to adjustment in certain circumstances.

     Initially, the rights attach to the certificates representing outstanding shares of common stock, and no rights certificates will be distributed. In general, the rights will separate from the common stock and a distribution date will occur only if a public announcement that a person or group of affiliated or associated persons has acquired (an "Acquiring Person"), or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock, or after the commencement of a tender offer or exchange offer if, upon consummation thereof, the person or group making the offer would be the beneficial owner of 15% or more of the outstanding shares of common stock. Thereafter, under certain circumstances, each right (other than any rights that are or were beneficially owned by an Acquiring Person, which rights will be void) could become exercisable to purchase at the purchase price a number of shares of common stock (or, in certain circumstances, the common stock of a company into which we are merged or consolidated or to which we sell all or substantially all of our assets) having a market value equal to two times the purchase price.

SPECIAL ARTICLE AND BY-LAW PROVISIONS

     Our articles of incorporation provide for three classes of directors having staggered terms. The term of office of each class is three years. The articles of incorporation also provide that directors may be removed only for cause and only by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of our directors.

     Our articles of incorporation require a vote of the holders of not less than 80% of the voting stock to approve a merger or consolidation, or a sale, lease, exchange, transfer or other disposition of all or any substantial part of our assets to certain other persons, entities and groups, and their affiliates and associates, holding directly or indirectly more than 10% of our voting stock, unless (1) such merger, consolidation, disposition or other transaction was approved by at least 66 2/3% of the members of the board of directors who are continuing directors (as defined in the certificate of incorporation) or (2) in the case of a merger, consolidation, or sale of assets, the cash or the fair market value or other consideration to be received by our common stockholders is at least equal to the highest price paid by such 10% holder for its shares, and certain other conditions are met.

     Under the by-laws, any action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

     The foregoing provisions could render more difficult or discourage a tender offer, merger or proxy contest for control of the corporation and could have the effect of making it more difficult to remove incumbent management in these situations.

     The by-laws also require the approval of at least 66 2/3% of the members of the board of directors to take certain actions, including the amendment, notification or repeal of any of the by-laws.

PREFERRED STOCK

     Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preference, and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the corporation before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The total number of preferred shares that can be issued is currently 5 million, none of which are issued or outstanding, less shares required to be reserved pursuant to our Rights plan.

DIVIDEND POLICY


     On February 10, 2005, our board of directors approved an increase in our quarterly dividend from $0.07 per share to $0.08 per share. On May 19, 2005, our board of directors declared a $0.08 per share dividend payable on July 13, 2005 to holders of record on June 23, 2005. On April 12, 2005, the Company paid a $0.08 per share dividend to holders of record on March 22, 2005. On January 11, 2005, the Company paid a dividend of $0.07 per share to holders of record on December 22, 2004. On March 10, 2004, our board of directors declared a quarterly dividend of $0.05 per share that was paid in the first three quarters of 2004. We did not pay dividends on our common stock in 2003. We currently intend to pay a regular quarterly dividend; however, any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital restrictions, covenants and other factors deemed relevant by our board of directors. The payment of dividends is limited by the terms of certain agreements to which we and our subsidiaries are party. We will adjust the conversion rate upon the payment of cash dividends on our common stock in excess of $0.28 per share per annum. See "Description of Notes--Conversion Rights--Conversion Rate Adjustments."


                             SELLING SECURITYHOLDERS



     We issued the notes in a private offering on December 7, 2004. The initial purchaser has advised us that they resold the notes to qualified institutional buyers under Rule 144A under the Securities Act. The notes and the common stock that are offered for resale by this prospectus are offered for the accounts of the selling securityholders. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or the common stock issuable upon conversion of the notes pursuant to this prospectus.

     The following table sets forth certain information with respect to the selling securityholders and the principal amount of notes and the number of shares of our common stock that are beneficially owned by each selling securityholder and that may be offered and sold from time to time pursuant to this prospectus. The information is based solely on information provided by or on behalf of the following selling securityholders, and we have not independently verified the information.

     Except as indicated below, none of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

                                               PRINCIPAL       PRINCIPAL         NUMBER OF         NUMBER OF
                                               AMOUNT OF       AMOUNT OF         SHARES OF         SHARES OF
                                               NOTES           NOTES             COMMON STOCK      COMMON STOCK
                                               BENEFICIALLY    THAT MAY BE       BENEFICIALLY      THAT MAY
NAME                                           OWNED ($)       SOLD ($) (1)      OWNED (2)         BE SOLD (1)
--------                                       -----------     -----------       -------------     ------------
AHFP Context ..............................      150,000           150,000
Allstate Insurance Company (3) ............    5,000,000         5,000,000
Alpine Associates .........................    6,061,000         6,061,000
Alpine Partners, L.P. .....................      812,000           812,000
Arbitex Europe Limited ....................    1,500,000         1,500,000
ATSF Transamerica Convertible Securities ..    2,950,000         2,950,000
Bancroft Convertible Fund, Inc. ...........      750,000           750,000
Beamtenversicherungskasse des
  Kantons Zurich ..........................    4,000,000         4,000,000
Bernische Lehrerversicherungskasse ........      850,000           850,000
Black River Convertible Bonds &
  Derivatives Fund Ltd. ...................    3,000,000         3,000,000           65,000
BNP Parisbas Arbitrage ....................      500,000           500,000
BP Amoco PLC Master Trust .................      733,000           733,000
BTOP -- Multi Strategy Master
  Portfolio Ltd. ..........................    1,800,000         1,800,000
CALAMOS(R) Growth & Income Fund--
  CALAMOS(R) Investment Trust .............    7,450,000         7,450,000
CALAMOS(R) Growth & Income Portfolio--
  CALAMOS(R) Advisors Trust ...............       50,000            50,000
Castlerigg Master Investments, Ltd. .......    5,000,000         5,000,000
CNH CA Master Account, LP .................      500,000           500,000
Consulting Group Capital Markets Funds ....      220,000           220,000
Context Convertible Arbitrage Fund, LP ....    1,200,000         1,200,000
Context Convertible Arbitrage
  Offshore, Ltd. ..........................    3,400,000         3,400,000
Convertible Securities Fund ...............        3,000             3,000
DaimlerChrysler Corp Emp. #1 Pension
  Plan, dtd 4/1/89 ........................    3,425,000         3,425,000

                                               PRINCIPAL       PRINCIPAL         NUMBER OF         NUMBER OF
                                               AMOUNT OF       AMOUNT OF         SHARES OF         SHARES OF
                                               NOTES           NOTES             COMMON STOCK      COMMON STOCK
                                               BENEFICIALLY    THAT MAY BE       BENEFICIALLY      THAT MAY
NAME                                           OWNED ($)       SOLD ($) (1)      OWNED (2)         BE SOLD (1)
--------                                       -----------     -----------       -------------     ------------
DBAG London ...............................      750,000           750,000
DKR SoundShore Opportunity Holding
  Fund Ltd. ...............................      500,000           500,000
Deutsche Bank Securities Inc. .............      250,000           250,000
Ellsworth Convertible Growth and
  Income Fund, Inc. .......................      750,000           750,000
Fidelity Financial Trust: Fidelity
  Convertible Securities Fund (4) .........    4,000,000         4,000,000
Fidelity Management Trust Company on
  behalf of accounts managed by it (4) ....    2,000,000         2,000,000          520,000
Fore Convertible Master Fund, Ltd. ........    9,500,000         9,500,000
Fore ERISA Fund, Ltd. .....................    2,500,000         2,500,000
Fore Multi Strategy Master Fund, Ltd. .....    3,000,000         3,000,000
Franklin and Marshall College .............      195,000           195,000
FrontPoint Convertible Arbitrage
  Fund, L.P. (5) ..........................    8,500,000         8,500,000
Gemini Sammelstiftung zur Forderung
  der Personalvorsorge ....................      220,000           220,000
GLG Global Convertible Fund (6) ...........    5,700,000         5,700,000
GLG Global Convertible UCITS Fund (6) .....    6,300,000         6,300,000
GLG Market Neutral Fund (6) ...............   32,750,000        32,750,000
Goldman Sachs & Co. .......................   26,513,000        26,513,000           60,415
Grace Convertible Arbitrage Fund, Ltd. ....    3,500,000         3,500,000
Guggenheim Portfolio Company VIII
  (Cayman), Ltd.(7) .......................    3,000,000         3,000,000
Harbert Convertible Arbitrage
  Master Fund II, Ltd. ....................    2,000,000         2,000,000
HFR CA Select Fund ........................      500,000           500,000
Hotel Union & Hotel Industry of
  Hawaii Pension Plan .....................      241,000           241,000
IDEX -- Transamerica Convertible
  Securities Fund .........................    2,050,000         2,050,000
ING Convertible Fund ......................      960,000           960,000
ING VP Convertible Portfolio ..............       40,000            40,000
Institutional Benchmarks
  Master Fund Ltd. ........................      845,000           845,000
Janus Investment Fund on behalf of
  its series Janus High Yield Fund ........    1,150,000         1,150,000
Janus World Funds on behalf of
  its fund High Yield Fund ................    1,850,000         1,850,000
Jefferies & Company, Inc. (8) .............    2,000,000         2,000,000
Jefferies Umbrella Fund Global
  Convertible Bonds (8) ...................    1,760,000         1,760,000
Jefferies Umbrella Fund US
  Convertible Bonds (8) ...................      150,000           150,000
JMG Capital Partners, LP ..................    2,750,000         2,750,000
JMG Triton Offshore, Ltd. .................    2,750,000         2,750,000
JP Morgan Securities Inc. .................      897,000           897,000
KBC Financial Products USA, Inc. (9) ......      100,000           100,000
Lyxor/Context Fund Ltd. ...................      600,000           600,000
Man Convertible Bond Master Fund, Ltd. ....    6,500,000         6,500,000
Man Mac I, Ltd. (10) ......................    5,000,000         5,000,000
Mariner LDC ...............................    6,000,000         6,000,000
McMahan Securities Co. L.P. ...............      500,000           500,000
Mohican VCA Master Fund, Ltd. .............    1,180,000         1,180,000
Morgan Stanley & Co. Incorporated .........    5,500,000         5,500,000          152,901
Morgan Stanley Convertible Securities
  Trust ...................................    1,600,000         1,600,000
Morgan Stanley Prime Broker For
  Rampart Convertible Arbitrage ...........    2,500,000         2,500,000
National Bank of Canada ...................      500,000           500,000
Nations Convertible Securities Fund .......    6,997,000         6,997,000
Pacific Life Insurance Company ............      500,000           500,000
Pensionskasse der Antalis AG ..............       60,000            60,000
Pensionskasse der Ems-Chemie AG ...........       80,000            80,000
Pensionskasse der Ems-Dottikon AG .........      110,000           110,000

                                               PRINCIPAL       PRINCIPAL         NUMBER OF         NUMBER OF
                                               AMOUNT OF       AMOUNT OF         SHARES OF         SHARES OF
                                               NOTES           NOTES             COMMON STOCK      COMMON STOCK
                                               BENEFICIALLY    THAT MAY BE       BENEFICIALLY      THAT MAY
NAME                                           OWNED ($)       SOLD ($) (1)      OWNED (2)         BE SOLD (1)
--------                                       -----------     -----------       -------------     ------------
Pensionskasse der Lonza AG ................      150,000           150,000
Pensionskasse der Rockwell
  Automation AG ...........................       80,000            80,000
Pensionskasse Vantico .....................      120,000           120,000
Personalfuersorgestiftung der
  Gebaeudeversicherung des Kantons Bern ...      210,000           210,000
Personalvorsorge der PV Promea AG .........      210,000           210,000
Polaris Vega Fund L.P. ....................    5,200,000         5,200,000
Putnam Convertible Income-Growth Trust ....    3,500,000         3,500,000
Pyramid Equity Strategies Fund ............      200,000           200,000
Quattro Fund Ltd. .........................    8,925,000         8,925,000
Quattro Multistrategy Masterfund LP .......    1,575,000         1,575,000
Radcliffe SPC, Ltd. for and on behalf of the
  Class A Convertible Crossover Segregated
  Portfolio ...............................    6,650,000         6,650,000
Ramius Master Fund, Ltd. ..................    5,300,000         5,300,000
RCG Latitude Master Fund, Ltd. ............    3,700,000         3,700,000
Ritchie Convertible Arbitrage Trading .....      820,000           820,000
S.A.C. Arbitrage Fund, LLC ................    4,150,000         4,150,000           94,160
SG Americas Securities, LLC ...............    4,500,000         4,500,000
Sphinx Convertible Arb Fund SPC ...........      558,000           558,000
SSI Blended Market Neutral L.P. ...........      282,000           282,000
SSI Hedged Convertible Market
  Neutral L.P. ............................      406,000           406,000
St. Thomas Trading, Ltd. ..................    1,500,000         1,500,000
State Street Bank Custodian for GE
  Pension Trust ...........................    1,380,000         1,380,000
Sunrise Partners Limited Partnership ......    5,700,000         5,700,000            5,895
Teachers Insurance and Annuity
  Association of America ..................   16,750,000        16,750,000
The Estate of James Campbell 03394 ........       77,000            77,000
The Estate of James Campbell 08968 ........       46,000            46,000
The Estate of James Campbell 11222 ........      618,000           618,000
The Northwestern Mutual Life Insurance
  Company - General Account (11) ..........    4,750,000         4,750,000
The Northwestern Mutual Life
  Insurance Company - Group Annuity
  Separate Account (11) ...................      250,000           250,000
Transamerica Accidental Life ..............    1,000,000         1,000,000
Transamerica Life Insurance and
  Annuities Corp. .........................    1,000,000         1,000,000
Univest Convertible Arbitrage
  Fund II Ltd. (Norshield) ................      150,000           150,000
Wachovia Capital Markets LLC. .............      250,000           250,000
Wachovia Securities International Ltd. ....    5,750,000         5,750,000
Van Eck WW Absolute Return Fund ...........      100,000           100,000
Van Kampen Harbor Fund (12) ...............    2,400,000         2,400,000
Viacom Inc. Pension Plan Master Trust .....       20,000            20,000
Xavex Convertible Arbitrage 5 Fund ........    1,000,000         1,000,000
Zazove Convertible Arbitrage Fund, L.P. ...    1,000,000         1,000,000
Zazove Income Fund, L.P. ..................    1,000,000         1,000,000

TOTAL (13) ................................  250,000,000       250,000,000          898,371


     (1) Because a selling securityholder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the number or percentage of notes and common stock that the selling securityholder will hold upon termination of any sales.

     (2) Since the number of shares of common stock issuable upon conversion of the notes is not possible to determine, this does not include any such shares issuable upon conversion of the notes.

     (3) The Allstate Corporation ("Allstate") is the parent company of Allstate Insurance Company ("AIC"). Allstate Investments, LLC, an affiliate of Allstate and AIC, is the investment manager for these entities. The Public Equity Group of Allstate Investments, LLC, which has responsibility for the securities described herein, is not aware of any positions, offices or other material relationships involving AIC or its subsidiaries, but no independent investigation has Been made as to whether there are or may have been any such relationships with other groups or divisions of Allstate or AIC.

     (4) Fidelity Financial Trust: Fidelity Convertible Securities Fund (the "Fund") is advised by Fidelity Management & Research Company ("FMR Co."), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co. is the beneficial owner of 5,310,200 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of FMR Co., each has sole power to dispose of the 5,310,200 shares owned by FMR Co. Neither Edward C. Johnson 3d, nor FMR Corp., has sole power to vote or direct the voting of the shares owned by FMR Co., which power resides with the entity's Board of Trustees. In addition, the notes and shares of our common stock indicated as owned by Fidelity Management Trust Company ("FMTC") on behalf of accounts managed by it are owned directly by various private investment accounts, primarily employee benefit plans for which FMTC serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 338,300 shares of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of FMTC, each has sole dispositive power over 338,300 shares and sole power to vote or to direct the voting of 338,300 shares of our common stock owned by the institutional account(s) as reported above. The holdings indicated in this footnote are as of December 17, 2004.

     (5) FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. (the "Fund"). FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by the Fund. Philip Duff,
          W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the entity except to the extent of their pecuniary interest therein.

     (6) GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by GLG Global Convertible Fund, GLG Global Convertible UCITS Fund and GLG Market Neutral Fund (collectively, the "Funds"). Each of the Funds are a publicly owned company listed on the Irish Stock Exchange. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited disclaim beneficial ownership of the securities held by the Funds, except for their pecuniary interest therein.

     (7) Certain affiliates of Guggenheim Advisors, the controlling shareholder of Guggenheim Portfolio Company VIII (Cayman), Ltd., are broker-dealers.

     (8) Jefferies & Company, Inc. was the initial purchaser of the notes. Additionally, Jefferies & Company, Inc. and its affiliates have performed in the past investment banking, general financing and advisory services for us and our affiliates for which they receive customary fees and expenses.

     (9) KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

     (10) Man-Diversified Fund II Ltd. (the "Fund") is the Controlling Entity of Man Mac I Ltd. The manager shares of the Fund are owned 75% by Albany Management Company Limited and 25% by Man Holding Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

     (11) In the ordinary course of business, broker-dealer affiliates of The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), including Northwestern Mutual Investment Services, LLC and certain subsidiaries of Frank Russell Company may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, our securities, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment advisor affiliates, may in the ordinary course of business, effect transactions in our securities. Northwestern Investment Management Company, LLC ("NIMC") is one of the investment advisors to Northwestern Mutual for its General Account, and is the investment advisor for Northwestern Mutual for both of its General Account and General Annuity Separate Account with respect to the notes. NIMC therefore may be deemed to be an indirect beneficial owner with shared investment power/voting power with respect to such securities. Northwestern Mutual does not concede that the foregoing necessarily constitutes material relationships under Regulation S-K Item 507 that must be disclosed in this prospectus.


     (12) Van Kampen Asset Management, as the selling securityholder's investment adviser, has discretionary authority over the selling securityholder's portfolio.

     (13) The sum of the listed principal amounts of notes beneficially owned by the selling securityholders named in the table above exceeds $250,000,000 because certain selling securityholders may have transferred their notes or acquired additional notes or otherwise reduced or increased their position prior to selling pursuant to this prospectus. However, the maximum principal amount of notes that may be sold under this prospectus will not exceed $250,000,000. Accordingly, the $250,000,000 total has been retained in the table above and represents the maximum principal amount of notes that could be sold hereunder. The figures in this column are based on information supplied to us from time to time up to and including June 1, 2005 by the selling securityholders named in the table.

                               TAX CONSIDERATIONS



UNITED STATES FEDERAL INCOME TAXATION

     The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes or shares of our common stock into which the notes are converted ("Shares"). This discussion is limited to holders of the notes that acquire the notes on the original issue thereof for cash at the "issue price" of the notes (as described below) and that hold the notes and any Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

     This discussion is based upon the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. No opinion of counsel or ruling from the U.S. Internal Revenue Service ("IRS") has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state and local (as well as foreign) tax consequences of acquiring, holding and disposing of the notes or Shares.

     This discussion does not contain a complete analysis of all of the potential tax considerations relating to the acquisition, ownership and disposition of the notes or Shares. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, grantor trusts, security dealers and other persons that mark-to-market, holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, persons who hold the notes or Shares as part of a hedge, conversion or constructive sale transaction or straddle or other integrated or risk reduction transaction, controlled foreign corporations (within the meaning of the Code), holders holding directly, indirectly or by attribution 10% or more of the voting power of our capital stock, holders investing in, owning, or disposing of the notes or our Shares through a pass-through entity, or persons who have ceased to be United States citizens or are to be taxed as resident aliens. In addition, this discussion does not apply to holders of the notes or Shares that are partnerships. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or Shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes or Shares. Moreover, this discussion does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or disposition of the notes or Shares. This discussion also does not address the tax consequences arising under the laws of any state, local or foreign (other than the Marshall Islands) jurisdiction or any federal tax other than income tax. A discussion of certain Marshall Islands tax consequences of the acquisition, ownership or disposition of the notes or Shares is set forth below.

     For purposes of this summary, a "U.S. Holder" means a beneficial owner of a note or Shares that, for U.S. federal income tax purposes, is:

     o a citizen or resident of the United States, within the meanings of the Code;

     o a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     o an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     o a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more United States persons who have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

     As used herein, the term "Non-U.S. Holder" means a beneficial owner of the notes or of Shares (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not any of the persons set forth above.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL AND FOREIGN TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

     INTEREST INCOME

     Interest paid on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes.

     Interest on the notes will generally be treated as foreign-source income for U.S. federal income tax purposes, but under certain circumstances it might be treated in part as U.S.-source income. Prospective purchasers of the notes should consult their own tax advisors in this regard.

     PRE-ISSUANCE ACCRUED INTEREST

     A portion of the purchase price for the notes may be attributable to the amount of interest accrued for the period prior to the issue date of the notes. In such a case, a U.S. holder may be able to elect to treat the notes it acquired as having been sold for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the first stated interest payment equal to any excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the notes.

     ADDITIONAL PAYMENTS

     In certain circumstances, we may be obligated to pay holders of the notes amounts in excess of stated interest or principal. For example, as more fully described under "Description of Notes," if we fail to file a registration statement relating to resales of the notes and the Shares issuable upon conversion of the notes, we will be required to pay additional interest to holders of the notes. Although the matter is not free from doubt, we intend to take the position that the possibility that we will make such additional payments is "remote" within the meaning of the applicable Treasury Regulations and do not intend to treat the possibility of such payments (or other terms of the notes) as causing the notes to be considered issued with original issue discount or as requiring the notes to be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. On that basis, we believe that such additional payments, if any, will be taxable to a U.S. Holder as ordinary income at the time such payments accrue or are received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than capital gain and might be required to accrue interest income based on a "comparable yield" method, which will be higher than the stated interest on the notes, even if it is a cash method taxpayer.

     SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NOTES, OR CONVERSION OF THE NOTES SOLELY FOR CASH

     Upon the sale, exchange, redemption or retirement of a note or conversion of a note solely for cash, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or conversion and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's tax basis in a note is generally equal to the amount paid for the note less any principal payments. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "Interest Income" above. Gain or loss realized on the sale, exchange, retirement or conversion of a note solely for cash will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or conversion the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. A U.S. Holder's gain or loss will generally be treated (subject to certain exceptions) as U.S.-source gain or loss for U.S. federal income tax purposes.

     CONVERSION OF NOTES FOR CASH AND SHARES

     If a U.S. Holder converts the notes and we deliver a combination of cash and Shares in satisfaction of our conversion obligation, assuming that the notes are securities for U.S. federal income tax purposes, which is likely, the U.S. Holder's tax treatment may be uncertain.

     If such conversion is treated as a recapitalization, a U.S. Holder generally will not recognize loss, but will recognize gain, if any, with respect to the notes so converted in an amount equal to the lesser of (i) any gain realized and (ii) the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest, as described under "Interest Income" above. Any such capital gain generally will be long-term if the U.S. Holder's holding period in respect of the notes converted is more than one year at the time of the conversion. If, upon conversion of the notes, cash is received in lieu of a fractional share, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received in respect of the fractional share and the portion of its adjusted tax basis in the notes allocable to the fractional share. A U.S. Holder's tax basis in the Shares received in the conversion (other than Shares attributable to accrued but unpaid interest) would generally equal the adjusted tax basis in the notes converted (other than any portion of the notes allocated to any fractional share), decreased by the cash received in the conversion (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of gain, if any, recognized (other than gain recognized with respect to a fractional share). A U.S. Holder's holding period in the Shares received upon conversion (other than Shares attributable to accrued but unpaid interest) will include the holding period of the notes so converted.

     There can be no assurance, however, that a conversion of the notes for cash and Shares will be treated as a recapitalization. For example, a conversion instead may be treated as a taxable sale by the U.S. Holder of all of the converted notes with respect to which you could recognize gain as described above under "--Sale, Exchange, Redemption or Retirement of the Notes, or Conversion of the Notes Solely for Cash," or, alternatively, as a partial taxable sale of a portion of the notes for cash, with respect to which you could recognize gain as described above under "--Sale, Exchange, Redemption or Retirement of the Notes, or Conversion of the Notes Solely for Cash," and a partial recapitalization, treated as described in this subsection above. Each U.S. Holder should consult its own tax advisor regarding the proper treatment of the receipt of a combination of cash and shares upon a conversion of the notes, which may be different than the alternative tax treatments described above.

     ADJUSTMENT OF CONVERSION RATE

     If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes (for example, distributions of cash, evidences of indebtedness or assets of ours, but generally not stock dividends) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor for the dividends-received deduction applicable to certain dividends paid to corporate holders.

     OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK

     Distributions, if any, paid on Shares generally will be includable in your income as ordinary dividend income to the extent made from our current or accumulated earnings and profits. Such distributions will not be eligible for the dividends-received deduction, but may qualify for taxation at reduced rates in the case of an individual holder (effective for tax years beginning before January 1, 2009) if the holder meets certain holding period and other requirements. Upon the sale, exchange or other disposition of Shares, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such Shares. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). A U.S. Holder's gain or loss will generally be treated (subject to certain exceptions) as U.S.-source gain or loss for U.S. federal income tax purposes.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     If, during any taxable year, 75% or more of our gross income consists of certain types of passive income, or the average value during a taxable year of our passive assets (generally assets that generate passive income) is 50% or more of the average value of all of our assets, we will be treated as a "passive foreign investment company" under U.S. federal income tax law for such taxable year. If we are treated as a passive foreign investment company, a U.S. Holder may be subject to increased tax liability upon the sale of our common stock or upon the receipt of certain distributions, unless such U.S. Holder files a qualified electing fund election or makes an election to mark our Shares to market annually.

     We do not expect to be a passive foreign investment company for the current taxable year. However, because the tests for determining passive foreign investment company status are applied as of the end of each taxable year and are dependent upon a number of factors, some of which are beyond our control, including the value of our assets and the amount and type of our gross income, we cannot assure you that we will not become a passive foreign investment company in the future or that the IRS will agree with our conclusions regarding our past and current passive foreign investment company status.

     Rules relating to a passive foreign investment company are very complex. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax considerations discussed above and the applicability of passive foreign investment company rules to their investments in shares of our common stock.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest or dividends made by us on, and the proceeds of the sale or other disposition of, the notes or Shares may be subject to information reporting and U.S. federal backup withholding tax (currently, at the rate of 28%) if the recipient of such payment fails to supply an accurate taxpayer identification number, certified under penalties of perjury, as well as certain other information, or to otherwise establish an exemption. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     PAYMENTS ON THE NOTES

     Except as described below with respect to constructive dividends and gains, all payments on the notes made to a Non-U.S. Holder, including a payment in our common stock or cash pursuant to a conversion, exchange or retirement will not be subject to U.S. federal income and withholding tax, provided that:

     o The Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

     o The certification requirement described below has been fulfilled with respect to the Non-U.S. Holder; and

     o Such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

     The beneficial owner of a note generally meets the certification requirement if it certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

     If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business (and in the case of an applicable tax treaty, are attributable to a permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "Tax Considerations--Tax Consequences to U.S. Holders"above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments. These Non-U.S. Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of the U.S. branch profits tax.

     If a Non-U.S. Holder were deemed to have received a constructive dividend (see "Tax Considerations--Tax Consequences to U.S. Holders--Adjustment of Conversion Rate"), the Non-U.S. Holder generally should not be subject to U.S. withholding tax on the taxable amount of the dividend.

     DISTRIBUTIONS ON COMMON STOCK

     Dividends, if any, paid to a Non-U.S. Holder of our common stock generally will not be subject to U.S. withholding tax. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with your conduct of a trade or business within the United States. If you are a foreign corporation, you

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

may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless:

     o The gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

     o In the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and either (A) such Non-U.S. Holder has a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States.

     If a Non-U.S. Holder of our common stock is engaged in a trade or business within the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business (and in the case of an applicable tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder will generally be taxed in the same manner as a United States Holder (see general discussion of U.S. federal income tax considerations to U.S. Holders above). These Non-U.S. Holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of the U.S. branch profits tax.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the IRS in connection with payments on the notes, the Shares and the proceeds from a sale or other disposition of the notes or the common stock. A Non-U.S. Holder may be subject to United States backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. In addition, we may be required to report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any withholding was actually required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

MARSHALL ISLANDS TAX CONSEQUENCES

     Based on the advice of Dennis J. Reeder, Attorney-At-Law, our Republic of the Marshall Islands counsel, because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to the offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law no taxes or withholding will be imposed by the Republic of the Marshall Islands on interest or principal payments made to holders of the notes or on dividends paid on Shares, so long as such persons do not reside in, maintain offices in, nor engage in business in the Republic of the Marshall Islands. Furthermore, no stamp, capital gains or other taxes will be imposed by the Republic of the Marshall Islands on the ownership or disposition by such persons of the notes or Shares. Such persons will also not be required by the Republic of the Marshall Islands to file a tax return in connection with the ownership or disposition by such persons of the notes or our common stock, or in respect of any interest or principal payments made in respect of the notes or dividends paid on our common stock.

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

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF MARSHALL ISLANDS AND OTHER FOREIGN TAX LAWS.

U.S. TAXATION OF OPERATING INCOME

     The following discussion is based upon the provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date of this offering, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed herein.

     IN GENERAL

     We anticipate that substantially all of our gross income will be derived from the use and operation of tankers in international commerce and that this income will principally consist of freights from the transportation of cargoes, hire or lease income from qualifying time or voyage charters and the performance of services directly related thereto ("shipping income"). Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States should not be subject to U.S. federal income tax.

     APPLICATION OF SECTION 883 OF THE CODE

     Under Section 883 of the Code, we will generally be exempt from U.S. federal income taxation on our U.S.-source shipping income, if:

     (i) we are organized in a qualified foreign country which is one that grants an equivalent exemption from tax to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883 of the Code (the "country of organization requirement");

     (ii) we satisfy any of the following 3 stock ownership requirements:

          (A) more than 50% of our stock, in terms of value, is beneficially owned, or treated as owned through attribution, for at least half of the number of days of our taxable year, by qualified shareholders within the meaning of the Section 883 regulations;

          (B)  we are a "controlled foreign corporation" within the meaning of
               Section 957 of the Code and more than 50% of our shipping income is includable in the gross income of certain U.S. persons; or

          (C) our stock is "primarily traded and regularly traded" on an "established securities market," within the meanings of the
               Section 883 regulations, located in the United States (the "publicly-traded requirement"); and

     (iii) we satisfy certain substantiation and reporting requirements.

     The U.S. Treasury Department has recognized the Republic of the Marshall Islands, our country of incorporation, as a qualified foreign country. We intend to undertake reasonable efforts to comply with, to the extent practicable, applicable substantiation and reporting requirements. Based on the Section 883 regulations in their current form, our ability to qualify for exemption under
Section 883 of the Code will depend on our being able to satisfy the publicly-traded requirement.

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     We believe that we currently satisfy the publicly traded requirement, since, among other things, our common shares are listed on the New York Stock Exchange.

     Notwithstanding the foregoing, the Section 883 regulations provide, in pertinent part, that our stock generally will not be considered to be regularly traded on an established securities market for any taxable year in which 50% or more of our stock is actually or constructively owned within the meaning of the
Section 883 regulations, for more than half the number of days during the taxable year, by persons who each own 5% or more of our stock (the "5% override rule"). The 5% override rule will not apply for the taxable year if we can establish and document that among the 5% shareholders, which we refer to as the "5% closely-held group", there are sufficient 5% shareholders that are considered to be qualified shareholders for purposes of Section 883 of the Code to preclude non-qualified 5% shareholders in the 5% closely-held group from owning 50% or more of our stock for more than half the number of days during such taxable year.

     Based on our existing shareholdings, we are not presently subject to the 5% override rule and thus should satisfy the publicly traded requirement. However, we can give no assurance that we will not be subject to the 5% override rule at some time in the future.

     To the extent we are unable to qualify for exemption from tax under Section 883 of the Code, our U.S.-source shipping income will become subject to the 4% gross basis tax regime or, alternatively, to the net basis and branch tax regime described below.

     Pursuant to recently enacted legislation, the current Section 883 regulations generally will be applicable to us only for the taxable years following the taxable year 2004. We believe, however, that we qualified for the
Section 883 exemption for previous taxable years as well.

     TAXATION IN ABSENCE OF THE SECTION 883 EXEMPTION

     (1)  4% GROSS BASIS TAX REGIME

     To the extent the benefits of Section 883 of the Code are unavailable with respect to any item of U.S.-source shipping income, our U.S.-source shipping income to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business as discussed below, will be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.

     (2)  NET BASIS AND BRANCH TAX REGIME

     To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax (currently imposed at rates of up to 35%). In addition, we may be subject to the 30% "branch-level" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to our U.S. trade or business.

     Our U.S.-source shipping income generally will be considered "effectively connected" with the conduct of a U.S. trade or business only if:

     (i) we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

     (ii) substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation.

     We do not intend to have, or permit circumstances to exist that will result in having, any of our tankers operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected form of our shipping operations and other activities, we believe that substantially all of our

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

U.S.-source shipping income will not be "effectively connected" with the conduct of a U.S. trade or business.

     GAIN ON SALE OF TANKERS AND OTHER NON-SHIPPING U.S.-SOURCE INCOME

     To the extent we are considered to be engaged in the conduct of a U.S. trade or business, any U.S.-source gain on the sale of a tanker, except to the extent the gain on the sale of a tanker is incidental to our shipping income, and certain other non-shipping U.S.-source income (which we do not believe to be substantial) may be partly or wholly subject to U.S. federal income tax as "effectively connected" income (determined under rules different from those discussed above) under the net basis and branch tax regime described above.

     REPUBLIC OF THE MARSHALL ISLANDS TAXATION

     Under current law, we will not be subject to income taxation under the laws of the Republic of the Marshall Islands, and distributions to us by our subsidiaries also will not be subject to any Republic of the Marshall Islands tax.

     U.S. TAX CONSEQUENCES OF THE AMENDMENT TO THE INDENTURE

     As noted under "Description of Notes -- Conversion Rights -- Conversion Upon Specified Corporate Transactions," the indenture has been amended to increase the number of shares of Common Stock that may be payable upon the occurrence of certain specified corporate transactions.

     CHARACTERIZATION OF THE AMENDMENT. In general, the modification of the notes resulting from the amendment to the indenture will be treated as causing an "exchange" of the notes for U.S. federal income tax purposes (which we will refer to as a "Tax Exchange") only if, taking into account the differences between the terms of the notes prior to and after the modification, there is deemed to be a "significant modification" of the notes within the meaning of the Code and the U.S. Treasury Regulations thereunder. In general, the U.S. Treasury Regulations provide that a modification of a debt instrument is a significant modification only if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are "economically significant." The application of the U.S. Treasury Regulations to the modification of the notes is not clear. Nevertheless, we believe and intend to take the position that the amendment did not cause a significant modification of the notes because we believe that the differences between the terms of the notes prior to and after the amendment are not economically significant. It is possible, however, the IRS may not agree with our conclusion and could take the position that a Tax Exchange has occurred.

     TREATMENT IF NO TAX EXCHANGE. If the modification does not constitute a significant modification of the notes, the modification will not be treated as a Tax Exchange, and the notes will be treated as a continuation of the outstanding notes. In that case, the modification would have no U.S. federal income tax consequences to U.S. or non-U.S. Holders ("Holders") that held outstanding notes at the time of the modification, and any such Holder would have the same adjusted tax basis and holding period in the notes as it had in the outstanding notes immediately prior to the modification.

     TREATMENT IF TAX EXCHANGE. There can be no assurance, however, that the IRS will agree that the modification did not cause a significant modification of the notes. If the modification were treated as a significant modification of the notes, a Holder who held notes at the time of the modification may be treated as having engaged in a taxable disposition of the outstanding notes in exchange for property with a fair market value equal to the fair market value of the notes upon the modification, and the U.S. tax consequences to Holders of notes following the modification should generally be consistent (subject to necessary adjustments and the discussion herein) with the tax consequences to Holders discussed above. In addition, in such a case, a Holder might not be able to recognize a loss under the U.S. federal income tax rules relating to "wash sales". Moreover, in such a case, if immediately following the Tax Exchange the fair market value of the notes is less than the principal amount thereof, a U.S. Holder (including a U.S. Holder that purchases notes after the time of the modification), regardless of its method of accounting for U.S. federal income tax purposes, might be required to accrue such difference on a constant yield basis as original issue discount (in which case its adjusted

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basis in the notes will be adjusted accordingly). If immediately following the
Tax Exchange the fair market value of the notes is greater than the principal amount thereof a U.S. Holder might be able to deduct amortizable bond premium in respect of the notes.

     Although not free from doubt, even if the modification were treated as causing a Tax Exchange, such a Tax Exchange may constitute a recapitalization for U.S. federal income tax purposes. Whether such a Tax Exchange qualifies as a recapitalization depends on, among other things, whether the notes, both prior to and after the modification, constitute "securities" for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the notes are securities are complex and unclear. The term "security" is not defined in the Code or U.S. Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses an instrument with put and call features of the type included in the notes. If the notes, both prior to and after the modification constitute securities for U.S. federal income tax purposes, the Tax Exchange should qualify as a recapitalization for U.S. federal income tax purposes. In that case, a Holder might nevertheless be required to recognize all or part of the gain (but not loss) realized on such Tax Exchange and to include in its income all or part of the interest accrued on the notes. Further, in such a case, a Holder's basis in the notes should generally equal its adjusted basis in the outstanding notes immediately prior to such Tax Exchange increased by the amount of gain recognized on the Tax Exchange (if any), and its holding period for the notes would include its holding period for the outstanding notes prior to the Tax Exchange.

     U.S. AND NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE OWNERSHIP, SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES IF THE AMENDMENT IS TREATED AS RESULTING IN A TAX EXCHANGE.


                              PLAN OF DISTRIBUTION



     The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus. Selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices relating to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Sales of notes and common stock issuable upon conversion of the notes may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the notes or common stock issuable upon conversion of the notes may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions other than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. The selling securityholders may effect such transactions by selling the notes or common stock issuable upon conversion of the notes directly to purchasers, through broker-dealers acting as agents for the selling securityholders, or to broker-dealers who may purchase notes or common stock issuable upon conversion of the notes as principals and thereafter sell the notes or common stock issuable upon conversion of the notes from time to time in transactions. In effecting sales, broker-dealers engaged by selling securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the notes or common stock issuable upon conversion of the

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

notes for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In connection with the sale of notes or common stock issuable upon conversion of the notes, the selling securityholders may, subject to the terms of their agreements with us and applicable law, (i) enter into transactions with brokers-dealers or others, who in turn may engage in short sales of the securities in the course of hedging the positions they assume, (ii) sell short or deliver securities to close out positions or (iii) loan securities to brokers, dealers or others that may in turn sell such securities. The selling securityholders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer of the notes or common stock issuable upon conversion of the notes. The broker-dealer or other financial institution may then resell or transfer these securities through this prospectus. The selling securityholders may also loan or pledge their notes or common stock issuable upon conversion of the notes to a broker-dealer or other financial institution. The broker-dealer or other financial institution may sell the securities which are loaned or, upon a default, the broker-dealer or other financial institution may sell the pledged securities by use of this prospectus.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or common stock issuable upon conversion of the notes may be deemed to be underwriters within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the notes or common stock issuable upon conversion of the notes and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling securityholders or any purchaser relating to the purchase or sale of notes or common stock issuable upon conversion of the notes under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act, relating to the sale of any notes or common stock issuable upon conversion of the notes.

     To the extent required by the Securities Act, a prospectus supplement or amendment will be filed and disclose the specific number of shares of common stock to be sold, the name of the selling securityholder, the purchase price, the public offering price, the names of any agent, dealer or underwriter, and any applicable commissions paid or discounts or concessions allowed with respect to a particular offering and other facts material to the transaction.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and shares of our common stock issuable upon conversion of the notes by the selling securityholders.

     Pursuant to our registration rights agreement, we have agreed to pay all of our expenses incident to the offer and sale of the notes and common stock issuable upon conversion of the notes offered by the selling securityholders. The selling securityholders will pay all underwriting discounts and selling commissions, stock transfer taxes and fees and expenses of the selling securityholders. We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the selling securityholders may be required to make in respect thereof.

     To comply with the securities laws of certain jurisdictions, if applicable, the notes and common stock issuable upon conversion of the notes will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the notes or the common stock issuable upon conversion of the notes may be limited in its ability to engage in market activities with respect to such notes or common stock issuable upon

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

conversion of the notes. In addition and without limiting the foregoing, each selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchase and sales of any of the notes and common stock issuable upon conversion of the notes by the selling securityholders. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common stock issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and common stock issuable upon conversion of the notes being distributed for a period of five business days prior to the commencement of the distribution.

     We may suspend the use of this prospectus and any supplements hereto upon any event or circumstance which necessitates the making of any changes in the registration statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that the registration statement, the prospectus and any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     We cannot assure you that the selling securityholders will sell any or all of the securities offered hereunder.

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                                  LEGAL MATTERS




     The validity of the notes and the common stock issuable upon conversion of the notes and certain other legal matters will be passed upon for us by Fredric
S. London, our General Counsel. As of the date hereof, Mr. London is the owner of 421,830 shares of the Company's common stock.



                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

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                           GLOSSARY OF SHIPPING TERMS



AFRAMAX                                 means a tanker of 80,000 to 120,000 dwt.

CHARTER is a contract entered into with a customer for the use of a vessel for a specific voyage at a specific rate per unit of cargo, or for a specific period of time at a specific rate per unit (day or month) of time.

CHARTERER                               means the customer who hires a vessel to
                                        perform a Charter.

CLASSIFICATION SOCIETIES                are organizations that establish and
                                        administer standards for the design,
                                        construction and operational maintenance of vessels. As a practical matter, vessels cannot trade unless they meet these standards.

CRUDE OIL TANKER                        means a tanker vessel designed to carry
                                        crude oil or low grade oil.

DOUBLE HULLED                           refers to a vessel with an inner and
                                        outer side and bottom separated.

DRYDOCKING                              is the performance of repairs and
                                        maintenance while a vessel has been
                                        taken out of the water. During
                                        drydockings, which are required to be
                                        carried out periodically, certain
                                        mandatory classification society
                                        inspections are carried out and relevant certifications issued. Normally, as the age of a vessel increases, the cost of drydocking increases.

dwt means deadweight ton, which is a unit of a vessel's capacity for cargo, fuel oil, stores and crew. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

HANDYMAX                                is a vessel of 40,000 to 50,000 dwt.

HANDYSIZE                               is a vessel of 25,000 to 40,000 dwt.

IMO the abbreviation for International Maritime Organization, an agency of the United Nations, which is the body that is responsible for the administration of internationally developed maritime safety and pollution treaties, including MARPOL 73/78.

MARPOL 73/78                            is the International Convention for the
                                        Prevention of Pollution from Ships,
                                        1973, as modified by the Protocol of
                                        1978 relating thereto, which includes
                                        regulations aimed at preventing and
                                        minimizing pollution from ships by
                                        accident and by routine operations.

NEW BUILDING                            means a newly constructed vessel.

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OFF-HIRE                                is any period in which a vessel under
                                        charter is not earning.

OPA 90                                  is the abbreviation for the U.S. Oil
                                        Pollution Act of 1990.

PANAMAX                                 means a vessel of 50,000 to 80,000 dwt.

POOLING ARRANGEMENT                     is an arrangement for the grouping of
                                        vessels in which the financial results
                                        are aggregated, then distributed among
                                        pool members according to an agreement.

PRODUCT CARRIER                         means a tanker that is used to transport
                                        refined oil products, such as gasoline,
                                        jet fuel or heating oil.

SCRAPPING                               is the process by which a vessel is
                                        stripped of equipment and broken up,
                                        generally for reprocessing of its steel.

SISTER SHIP                             is a vessel built to the same plans and
                                        specifications as another.

SPOT MARKET                             is the market for immediate chartering
                                        of a vessel.

SUEZMAX means a vessel of 120,000 to 160,000 dwt, which generally transports about one million barrels of oil.

TANKER                                  means a vessel designed to carry liquid
                                        bulk commodities.

TECHNICAL OPERATIONS                    refers to the process of operation of a
                                        vessel, including physically maintaining the vessels, maintaining certifications, and supplying stores, spares, and lubricating oils. Responsibilities also generally include selecting, engaging and training crew, and arranging insurance coverage.

TIME CHARTER                            is a charter under which a Charterer
                                        pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. Subject to any restrictions in the Charter, the Charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading.
                                        The Charterer pays all voyage expenses
                                        such as fuel, canal tolls, and port
                                        charges, while the shipowner pays all
                                        normal vessel expenses.

TIME CHARTER EQUIVALENT OR TCE          the abbreviation for Time Charter
                                        Equivalent. TCE revenue, which is time
                                        charter revenue and voyage revenue less
                                        voyage expenses, serves as an industry
                                        standard for measuring and managing
                                        fleet revenue.

TRADING                                 means finding business and negotiating
                                        terms.

VETTING refers to the process by which a vessel or company is inspected and appraised

VLCC means a Very Large Crude Carrier, of 200,000 -320,000 dwt, which generally transports two million barrels or more of crude oil.

VOYAGE CHARTER                          is a charter under which a Charterer
                                        pays a transportation charge for the
                                        movement of a specific cargo between two or more specified ports. The shipowner pays all vessel and voyage expenses.
                                        Vessels performing voyage charters are
                                        said to be in the spot market.

VOYAGE EXPENSE                          refers to expenses incurred due to a
                                        vessel traveling to a destination, such
                                        as fuel cost and port and canal fees.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (other than underwriting discount)* are as follows:

     Filing fee of Securities and Exchange Commission relating
     to registration statement .......................................................................$29,425(a)

     Fees and expenses of counsel for the Registrant,
     Coudert Brothers LLP. ...........................................................................$10,000

     Fee of Independent Registered Public Accounting Firm, Deloitte & Touche LLP ......................$8,500

     Miscellaneous ...................................................................................$18,000

     Total ...........................................................................................$65,925

-----------------
(a) Previously paid.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated under the laws of the Marshall Islands. Marshall Islands law provides that with respect to legal actions against a person by reason of the fact that such person is or was a director or officer of a corporation, such corporation (i) must indemnify such person for expenses of litigation when such person is successful on the merits; (ii) may indemnify such person for expenses, judgments, fines and amounts paid in settlement of litigation (other than in an action by or in right of the corporation), even if such person is not successful on the merits, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, had no reason to believe that conduct was unlawful); and (iii) may indemnify such person for the expenses of a suit by or in the interest of the corporation, even if such person is not successful on the merits, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification may be made if such person has been found to be liable of negligence or misconduct in the performance of his duties to the corporation unless the court in which such action was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to indemnity for such expenses. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. Our articles of incorporation and by-laws limit personal liability of directors and officers to the fullest extent permitted by Marshall Islands law.

-----------------
* Each of the expenses listed above is estimated except for the SEC registration fee.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER                          DESCRIPTION
  -------                         -----------
   3.1*      The Articles of Incorporation of OMI Corporation

   3.2*      By-laws of OMI Corporation

   4.1**     Rights Agreement dated November 19, 1998

   4.2*      Form of Common Stock Certificate

   4.3*** Indenture Agreement, dated as of December 7, 2004, between OMI Corporation and HSBC Bank USA, National Association


   4.4***** First Supplemental Indenture, dated as of May 1, 2005, between OMI Corporation and HSBC Bank USA, National Association


   4.5***    Form of 2.875% Convertible Senior Note due 2024

   4.6*** Registration Rights Agreement, dated December 7, 2004, between OMI Corporation and Jefferies & Company, Inc.
   5**** Opinion of Fredric S. London, Esq. as to the legality of the notes, the common stock and Rights registered hereunder


   12        Computation of Ratio of Earnings to Fixed Charges


   23.1      Consent of Deloitte & Touche LLP

  EXHIBIT
  NUMBER                          DESCRIPTION
  -------                         -----------
   23.2****  Consent of Fredric S. London, Esq. (included in Exhibit
             Number 5)


   24*****   Power of Attorney


   25**** Statement of Eligibility on Form T-1 of HSBC Bank USA, National Association


-----------------
* Incorporated by reference from the Company's Form S-1 filed May 15, 1998 (Registration No. 333-52771).

** Incorporated by reference from the Company's Form 8-A dated December 14, 1998, filed under Section 12 of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

*** Filed as an exhibit to Form 8-K Current Report, filed December 9, 2004 and incorporated herein by reference.

**** Incorporated by reference from the Company's Form S-3 filed December 23, 2004 (Registration No. 333-121600).


*****  Previously filed.


ITEM 17. UNDERTAKINGS
   (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "SEC") by the registrant pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 27th day of May, 2005.


                                      OMI CORPORATION
                                      (Registrant)

                                      By:      /s/ Craig H. Stevenson, Jr.
                                               ---------------------------------
                                               Craig H. Stevenson, Jr.
                                               Chairman of the Board and
                                               Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





           SIGNATURE                                    TITLE                                  DATE
          -----------                                  -------                               --------
/s/ Craig H. Stevenson, Jr.          Chief Executive Officer and Director                   May 27, 2005
---------------------------------    (Principal Executive Officer)
      Craig H. Stevenson, Jr.

      *                              Senior Vice President, Chief Financial                 May 27, 2005
---------------------------------    Officer, Treasurer and Chief Accounting Officer
      Kathleen C. Haines             (Principal Financial and Accounting Officer)


      *                              President, Chief Operating Officer and                 May 27, 2005
---------------------------------    Director
      Robert Bugbee

      *                              Director                                               May 27, 2005
---------------------------------
      James N. Hood

      *                              Director                                               May 27, 2005
---------------------------------
      Michael Klebanoff

      *                              Director                                               May 27, 2005
---------------------------------
      Philip J. Shapiro

      *                              Director                                               May 27, 2005
---------------------------------
      Donald C. Trauscht

      *                              Director                                               May 27, 2005
---------------------------------
      James D. Woods

* By: /s/ Fredric S. London
     ----------------------
     Fredric S. London
     as Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                         DESCRIPTION
-------                        -----------
 3.1*     The Articles of Incorporation of OMI Corporation

 3.2*     By-laws of OMI Corporation

 4.1**    Rights Agreement dated November 19, 1998

 4.2*     Form of Common Stock Certificate

 4.3*** Indenture Agreement, dated as of December 7, 2004, between OMI Corporation and HSBC Bank USA, National Association


 4.4***** First Supplemental Indenture, dated as of May 1, 2005, between OMI
          Corporation and HSBC Bank USA, National Association


 4.5***   Form of 2.875% Convertible Senior Note due 2024

 4.6*** Registration Rights Agreement, dated December 7, 2004, between OMI Corporation and Jefferies & Company, Inc.

 5**** Opinion of Fredric S. London, Esq. as to the legality of the notes, the common stock and Rights registered hereunder


 12       Computation of Ratio of Earnings to Fixed Charges


 23.1     Consent of Deloitte & Touche LLP

 23.2**** Consent of Fredric S. London, Esq. (included in Exhibit Number 5)


 24*****  Power of Attorney


 25****   Statement of Eligibility on Form T-1 of HSBC Bank USA,
          National Association.


-----------------
* Incorporated by reference from the Company's Form S-1 filed May 15, 1998 (Registration No. 333-52771).

** Incorporated by reference from the Company's Form 8-A dated December 14, 1998, filed under Section 12 of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

*** Filed as an exhibit to Form 8-K Current Report, filed December 9, 2004 and incorporated herein by reference.

**** Incorporated by reference from the Company's Form S-3 filed December 23, 2004 (Registration No. 333-121600).


*****  Previously filed.